                                                                     EXHIIBIT 10

                                                                REDACTED VERSION



                                   EXHIBIT 10



                                       To



                               NeoRx Corporation's



                                    Form 10-Q



                                      Dated



                                  May ___, 1997











" [ * ] " = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

                 DEVELOPMENT, DISTRIBUTION AND SUPPLY AGREEMENT

                                NEORX CORPORATION

                                       AND

                                SCHWARZ PHARMA AG

                                 March 31, 1997



                                    CONTENTS

RECITALS .................................................................    1

1.       DEFINITIONS .....................................................    1

2.       LICENSES ........................................................   10
         2.1        License Grant ........................................   10
         2.2        Disclosure of NeoRx Product Information ..............   11
         2.3        Covenants Against Unauthorized Use ...................   11
         2.4        Expansion of Territory ...............................   11

3.       PRODUCT DEVELOPMENT .............................................   12
         3.1        Management of Collaborative Efforts ..................   12
         3.2        Development ..........................................   13
         3.3        Development Plan .....................................   14
         3.4        Reports ..............................................   14
         3.5        Approval Applications; Schwarz Pharma Information ....   14
         3.6        Adverse Events .......................................   15
         3.7        Exclusive License ....................................   16
         3.8        NeoRx Development ....................................   16
         3.9        Analytical Certification .............................   16
         3.10       Reimbursement Formula ................................   16
         3.11       Diligence ............................................   16

4.       MARKETING .......................................................   17
         4.1        Marketing Efforts ....................................   17
         4.2        Packaging and Labeling ...............................   17

5.       RIGHTS TO OTHER FIELDS ..........................................   17
         5.1        Peripheral Products ..................................   17
         5.2        Other Exclusive Products .............................   18
         5.3        S&G Products .........................................   18

6.       MANUFACTURING AND SUPPLY ........................................   18
         6.1        Manufacturing Rights and Responsibilities ............   18
         6.2        Clinical Supply ......................................   20
         6.3        Purchase Price of Clinical Supplies ..................   21
         6.4        Commercial Product Supply ............................   21
         6.5        Commercial Purchase Price of Coronary Product ........   24
         6.6        Coronary Product for Promotional Purposes ............   25


                                      -i-


         6.7        Audits ...............................................   26
         6.8        Quality Control ......................................   26
         6.9        Regulatory Approval ..................................   27
         6.10       Coronary Product Recall Procedures ...................   27
         6.11       Back-Up Manufacturing Rights .........................   28
         MILESTONE PAYMENTS ..............................................   29
         7.1        Triggering Events ....................................   29
         7.2        Installment Payments .................................   30
         7.3        Payments Related to Manufacturing ....................   30

8.       PATENT AND OTHER INTELLECTUAL PROPERTY IN TERRITORY .............   31
         8.1        Ownership of Technology ..............................   31
         8.2        Prosecution and Maintenance of Patents ...............   31
         8.3        Abandonment of Patents ...............................   32
         8.4        Assistance With Patents ..............................   32
         8.5        Patent Infringement ..................................   33
         8.6        Claimed Infringement .................................   36
         8.7        Third Party Patents in Territory .....................   36
         8.8        Schwarz Pharma Payments During Infringement Claim ....   37
         8.9        Loss of Patent Rights ................................   37

9.       INDEMNIFICATION .................................................   37
         9.1        Drug Product .........................................   37
         9.2        Indemnity Procedure ..................................   38

10.      TRADENAME .......................................................   38

11.      CONFIDENTIALITY .................................................   39
         11.1       Confidentiality ......................................   39
         11.2       Authorized Disclosure ................................   39
         11.3       Press Release ........................................   39
         11.4       Publications .........................................   39
         11.5       Agreement Confidential ...............................   40

12.      REPRESENTATIONS AND WARRANTIES ..................................   40
         12.1       Representations, Warranties, and Covenants of NeoRx ..   40
         12.2       Representations, Warranties and Covenants of
                    Schwarz Pharma .......................................   42



                                      -ii-



13.      TERM OF AGREEMENT AND TERMINATION ...............................   42
         13.1       Term .................................................   42
         13.2       Termination ..........................................   44
         13.3       Return of Materials and Information ..................   45
         13.4       Accrued Rights; Surviving Obligations ................   45

14.      MISCELLANEOUS ...................................................   45
         14.1       Disclaimers; Limitation of Liability .................   45
         14.2       Liability Insurance ..................................   46
         14.3       Entire Agreement; Amendment ..........................   46
         14.4       Assignment ...........................................   46
         14.5       Notices ..............................................   46
         14.6       Severability .........................................   47
         14.7       Force Majeure ........................................   47
         14.8       Expenses .............................................   47
         14.9       Non-Waiver ...........................................   48
         14.10      Disclaimer of Agency .................................   48
         14.11      Further Actions ......................................   48
         14.12      Counterparts .........................................   48
         14.13      Governing Law ........................................   48
         14.14      Dispute Resolution; Arbitration ......................   48
         14.15      Official Language ....................................   49
         14.16      Payment; Interest ....................................   49
         14.17      Value of Collaboration and Know-How ..................   49


EXHIBITS

Exhibit A NeoRx Patents.

Exhibit B  Development Plan.

Exhibit C  Stock Purchase Agreement.

                 DEVELOPMENT, DISTRIBUTION AND SUPPLY AGREEMENT

     THIS DEVELOPMENT, DISTRIBUTION AND SUPPLY AGREEMENT is made as of the 31st day of March, 1997 (the "Effective Date") by and between SCHWARZ PHARMA AG, a corporation organized and existing under the laws of the Federal Republic of Germany, and having its principal place of business at Alfred-Nobel-Strasse 10, 40789 Monheim, Germany ("Schwarz Pharma"), and NEORX CORPORATION, a Washington corporation, having its principal place of business at 410 West Harrison, Seattle, Washington 98119-4007, USA ("NeoRx") (Schwarz Pharma and NeoRx may be referred to jointly as the "Parties" or individually as a "Party").

                                    RECITALS

         A. NeoRx is developing a pharmaceutical formulation for delivery by catheter, which is currently in Phase I/IIa clinical trials in the United States for use in treatment of restenosis in humans.

         B. NeoRx has rights (either exclusively or with Cordis Corporation, a Florida corporation ("Cordis")) to certain know-how and patents relating to the development of Coronary Products in the Field.

         C. NeoRx and Cordis are parties to a certain restated supply agreement, dated as of March 21, 1997, pursuant to which NeoRx has certain rights to purchase and market a MIC catheter for use in conjunction with the Drug Substance in the Field (the "Cordis Agreement").

         D. NeoRx by means of its own proprietary position and under an agreement with Cordis has the right to grant licenses and sublicenses to third parties.

         E.  Schwarz  Pharma  develops,   manufactures  and  markets  cardiovas-
cular  drugs  among  other pharmaceutical products.

         F. Schwarz Pharma and NeoRx wish to enter into a comprehensive development, supply, marketing, distribution and license arrangement in the Territory in the Field, subject to the terms and conditions set forth in this Agreement.

         In consideration of the forgoing recitals and the mutual agreements which follow, the parties agree as follows:

1.       DEFINITIONS

         As used herein, the following capitalized terms shall have the following meanings when used in this Agreement. All terms defined in the singular shall have the same meanings when used in the plural and vice versa (as appropriate) unless otherwise specified:

         1.1 "Affiliate" means a corporation, partnership, entity, person, firm, company, or joint venture that controls, is controlled by or is under common control with the referenced Party; provided, however, that with respect to any Information or Patents, a corporation, partnership, entity, person, firm, company, or joint venture that controls or is under common control with the referenced Party shall only be considered to be an "Affiliate" if (a) it assists or participates in the performance of this Agreement (or employs persons who assisted or participated in the performance of this Agreement) and such Information or Patents are or were utilized or developed by or in the course of such assistance or participation or (b) it manufactures Drug Substance for commercial sale in the Territory and the Information or Patents are used by it in manufacturing the Drug Substance. For the purposes of this definition the word "control" (including, with correlative meaning, the terms "controlled by" or "is under common control with") means the power to direct or cause the direction of the management and policies of such entity, or the ownership of at least fifty percent (50%) of the voting stock of such entity; provided, however, that if the applicable law of the jurisdiction of organization of such entity prohibits ownership by a Party of fifty percent (50%) or more, then "control" shall mean the ownership of the maximum percentage of the voting stock of such entity allowed by such applicable law.

         1.2 "Approval Application" means the appropriate application(s), together with all documents, data and information concerning the Coronary Product required to be included with such applications, that is necessary to obtain Regulatory Approval to use, import, distribute, market and/or sell the Coronary Product in a country in the Territory.

         1.3 "Back-Up Manufacturing License" means the nonexclusive right and license, granted by NeoRx to Schwarz Pharma under NeoRx Patents, NeoRx Know-How and Manufacturing Information in the event Schwarz Pharma assumes manufacturing pursuant to Section 6.11, solely to make or have made Drug Product for use and sale in Coronary Products in the Field in the Territory.

         1.4 "Breach of Manufacturing Process Demonstration" means the failure by NeoRx to achieve Manufacturing Process Demonstration within [ * ].

         1.5 "Breach of Validation Deadline" means, if there has not been a Breach of Manufacturing Process Demonstration, the failure of NeoRx to achieve a Validation Date within [ * ].

         1.6 "Clinical Trial Product" means a product, appropriate for use in clinical trials, consisting of a Coronary Product or a Coronary Product wherein the Drug Substance has been replaced with a placebo, for use in clinical trials in the Field in the Territory. Unless changed by agreement of the Parties or by the FDA (or its equivalent in a country in the Territory), the Clinical Trial Product will be as described in Protocol 9501 dated March 5, 1996.

[ * ] Confidential Treatment Requested.

         1.7 "Confidential Information" means, with respect to a Party, Information that is (i) owned or Controlled by such Party, its Affiliates or its Sublicensees, (ii) is disclosed by such Party to the other Party pursuant to this Agreement, and (iii) is identified or acknowledged in writing to be confidential at the time of disclosure if disclosed in tangible form or within thirty (30) days after disclosure if disclosed orally; provided, however, that Confidential Information shall not include any Information that:

         (a) was  already   known  to  the   receiving   Party,   other  than
under an obligation of confidentiality, at the time of disclosure by the other Party;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party by the other Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party by the other Party, other than through any act or omission of the receiving Party in breach of this Agreement;

         (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the other Party not to disclose such information to others; or

         (e) was subsequently and independently developed by employees or others on behalf of the receiving Party without use of any Confidential Information disclosed to the receiving Party or such others by the other Party.

         1.8 "Control" means, with respect to a compound, material, information or intellectual property right, possession of the ability to grant access to or a license or sublicense as provided for herein under such compound, material, information or right without violating the terms of any agreement or other arrangements with any Third Party existing at the time a Party would be first required hereunder to grant the other Party such access or license or sublicense.

         1.9 "Coronary Product" means a product composed of the Drug Product and a drug delivery catheter that is developed pursuant to Article 3 for sale in the Territory that is to be used to prevent or treat restenosis in humans through the catheter delivery of the Drug Product to a coronary blood vessel.

         1.10 "Cytochalasin B" shall have the meaning assigned to it in THE MERCK INDEX: AN ENCYCLOPEDIA OF CHEMICALS, DRUGS AND BIOLOGICALS, 11th edition.

         1.11 "Development" means conducting in vitro and/or in vivo pre-clinical and clinical investigations and trials on Coronary Products and preparing, submitting and prosecuting all Approval Applications, as necessary, to obtain Regulatory Approval of Coronary Products for sale in the Field in the Territory.

         1.12  "Development  Committee" means the body  established  pursuant to
Section 3.1 for overseeing the preclinical and clinical investigations under this Agreement.

         1.13 "Development Plan" means the written work plan prepared by the Parties for Development of Coronary Products with the goal of achieving Regulatory Approval within the Territory as promptly as practicable. The initial Development Plan prepared by Schwarz Pharma is attached hereto as Exhibit B, and is subject to amendment from time to time as provided in Section 3.3.

         1.14 "Directly Competitive Product" means for a particular calendar year in a particular country in the Territory, products sold by Third Parties using the Drug Substance and a catheter which are sold for use in the Field and which have obtained a market share of not less than [ * ] of all retail dollar sales of such products and the Coronary Products.

         1.15 "Drug Master File" means the submission (or the applicable part thereof), together with all Information contained therein, submitted to the FDA in the United States, or to the appropriate governing health authority in another country in the Territory, providing information on the manufacturing facilities and manufacturing processes for making a Coronary Product, including without limitation activities relating to manufacturing, processing, formulating, packaging and storage to be conducted by or under the direction of NeoRx or its Affiliates, which Information may be used to support Regulatory Approval of the Coronary Product in the United States or such other country.

         1.16 "Drug Product" means the formulation of the Drug Substance developed pursuant to Article 3 for use in a Coronary Product.

         1.17 "Drug Storage" means a storage facility under the control and maintenance of Schwarz Pharma, at its expense, that is adequate for storing, in accordance with Section 6.1(d), Drug Substance supplied by NeoRx.

         1.18 "Drug Storage Breach" means any failure by NeoRx to place and maintain Drug Substance in Drug Storage pursuant to, and in the amount required by, Section 6.1(d), which failure is not cured within (a) [ * ] after written notice thereof from Schwarz Pharma to NeoRx in the event the failure by NeoRx is greater than [ * ] of such required amount and (b) [ * ] after written notice thereof from Schwarz Pharma to NeoRx in the event the failure by NeoRx is equal to or less than [ * ] of such required amount; provided that a failure which is caused by NeoRx drawing down on the amount of Drug Substance in Drug Storage after the occurrence of a Failure of Supply or a Material Supply Breach shall not be treated as a Drug Storage Breach.


[ * ] Confidential Treatment Requested.

         1.19 "Drug Substance" means Cytochalasin B and all improvements, modifications and structural analogs thereof.

         1.20 "Exclusive Schwarz Pharma License" means Schwarz Pharma's right to develop, market, import and sell Coronary Products by itself, or through its Affiliates or its Sublicensees, in the Field in the Territory pursuant to this Agreement.

         1.21  "Failure of Supply" means a failure of NeoRx to supply at least
[ * ] of Schwarz  Pharma's binding orders for Drug Product pursuant to Section
6.4 for delivery in the immediately preceding [ * ], which failure is caused by Force Majeure.

         1.22 "FDA" means the United States Food and Drug Administration, or the successor thereto.

         1.23     "Field" means [  *  ].

         1.24 "Final Report" means the report prepared by NeoRx and signed by NeoRx and [ * ] describing the results, including the six-month follow-up, of the study conducted under Protocol 9501, dated March 5, 1996, in such form and covering such subject matter as is commonly accepted in the pharmaceutical industry as acceptable for filing with the FDA for a Phase I study.

         1.25  "Force  Majeure"  means  acts  of  God,  weather,   fire,  flood,
explosion, war, invasions, riot or civil unrest, governmental laws, order, restrictions, actions, embargoes or blockades, national or regional emergencies, strikes, lockouts, labor trouble or other industrial disturbances, acts/omissions or delays in acting by any governmental authority, accidents, plant conditions, shortages or delays in transportation, energy, equipment or supplies or any other cause beyond the reasonable control of a Party that affects the Party's performance of this Agreement.

         1.26 "Fully Burdened Costs" means, with respect to the manufacture of Drug Product, NeoRx's fully burdened costs of manufacturing the Drug Product, including without limitation all raw materials, labor, manufacturing and packaging costs and expenses, and overhead amounts directly allocable to such manufacturing, calculated in accordance with generally accepted accounting principles consistently applied.

         1.27 "IND" means the appropriate application, together with all documents, data and other information concerning a Coronary Product that are required to be included in such application, filed or submitted with the FDA in the United States (known as an investigational new drug application) or the appropriate governing health authority of any other country in the Territory, for the purpose of obtaining approval or authority to commence human clinical trials in such country for the purpose of seeking general marketing approval.

[ * ] Confidential Treatment Requested.

         1.28 "Information" means information and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

         1.29 "Joint Patents" means all rights under Patents for inventions and discoveries related to Coronary Products which are invented jointly by the respective employees or agents of the Parties in the course of the activities conducted under the Development Plan or otherwise arising from the collaboration in this Agreement. Inventorship shall be determined under U.S. patent law.

         1.30 "Major Country" means Italy, France, the United Kingdom, Germany or the United States.

         1.31 "Manufacturing Information" means the Information contained in the Drug Master File and CMC file and all other Information owned or Controlled by NeoRx, its Affiliates or Sublicensees (other than Schwarz Pharma) or a subcontractor of NeoRx that is manufacturing the Drug Substance for NeoRx, in each case that is maintained as confidential by NeoRx, such Affiliate or Sublicensee or such subcontractor and that is used in the manufacture by NeoRx or such subcontractor of the Drug Substance for Schwarz Pharma.

         1.32 "Manufacturing Process Demonstration" means that (a) NeoRx has provided to Schwarz Pharma a detailed written description of its proposed manufacturing process, together with detailed written parameters for the manufacture of Drug Substance which are sufficient to permit an experienced pharmaceutical manufacturer to understand the process and implement a commercial GMP manufacturing facility for the Drug Substance through use of the written materials and (b) after supplying such written materials, NeoRx has demonstrated, with Schwarz Pharma personnel having the right to be present at any time during the demonstration, the feasibility of the manufacturing process and parameters described in such written materials by producing, in a non-GMP pilot manufacturing facility at NeoRx or at a manufacturing subcontractor chosen by NeoRx, Drug Substance in a lot size sufficient to yield a minimum [ * ] of Drug Product per lot, which production was completed within sufficient time to demonstrate that the process can yield [ * ] of Drug Product within a one-year period.


[ * ] Confidential Treatment Requested.

         1.33 "Material Supply Breach" means a failure of NeoRx to supply at least [ * ] of Schwarz Pharma's binding orders for Drug Product pursuant to
Section 6.4 for delivery during the immediately preceding [ * ], unless such failure is caused by Force Majeure.

         1.34 "MIC" means a specific drug delivery catheter and all improvements or modifications thereof, now or hereafter manufactured by Cordis for NeoRx pursuant to the Cordis Agreement for use in the Territory in Coronary Products.

         1.35 "Milestone 1" means, unless modified by the last sentence of [ * ], the completion by Schwarz Pharma of [ * ], or a result that is deemed to be sufficiently positive by Schwarz Pharma to warrant continued clinical development.

         1.36 "Milestone 2" means, unless modified by the last sentence of [ * ], that the results from [ * ].

         1.37     "Milestone 3" means the [  *  ].

         1.38 "NDA" means a new drug application filed with the FDA in the United States or foreign equivalents filed in other countries of the Territory regarding the use of the Drug Product in the Coronary Product.

         1.39 "NeoRx Know-How" means Product Information that is owned or Controlled by NeoRx or an Affiliate of NeoRx, but excluding NeoRx Patents.

         1.40 "NeoRx Patents" means all Patents in the Territory owned or Controlled by NeoRx or an Affiliate of NeoRx that claim or cover the manufacture, use or sale of Coronary Products. Exhibit A attached hereto sets forth a list of NeoRx Patents as of the Effective Date.

         1.41 "Net Sales" means the gross invoice price of Coronary Products sold or otherwise disposed of for value by Schwarz Pharma, its Affiliates and/or its Sublicensees to any non-Affiliate after deducting, if not previously deducted in the amount invoiced: (a) trade, cash and quantity discounts; (b) returns and allowances; (c) rebates, chargebacks and other similar amounts granted, paid or credited to the customer on sale or dispensing of a Coronary Product; (d) retroactive price reductions; and (e) sales or excise taxes, value added taxes, insurance charges, transportation charges, customs duties, and other governmental charges separately shown on the invoice. Any Coronary Product sold or otherwise disposed of for value in other than an arm's length transaction or for other property (E.G., barter) shall be deemed invoiced at its fair market value in the country of sale or disposition. If Schwarz Pharma, its Affiliates or its Sublicensees use a Coronary Product to provide for value a clinical service to a non-Affiliate intended to have a therapeutic benefit, Net Sales shall include the fair market value of the Coronary Product in the country of such use.

[ * ] Confidential Treatment Requested.

         For purposes of calculating Net Sales, Net Sales in other than United States Dollars during a particular calendar quarter shall be converted into United States Dollars at the average of the exchange rates for the first and last business days of the quarter, as reported in the WALL STREET JOURNAL.

         1.42 "Other Exclusive Products" means cardiovascular products developed by NeoRx that include [ * ], for human therapeutic use wherein approval of the solution is to be sought for [ * ] and non-cardiovascular products developed by NeoRx for human therapeutic use that include [ * ] as employed in the current Coronary Product; provided, however, that "Other Exclusive Products" shall not include, in any event, the Coronary Products, Peripheral Products, S&G Products and Platelet Products.

         1.43 "Patent" means (a) all patent applications heretofore or hereafter filed or having legal force in any country; (b) all patents that have issued or in the future issue therefrom, including without limitation utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions (including supplemental protection certificates), additions, registrations or confirmations to or of any such patent applications and patents.

         1.44 "Peripheral Product" means a product composed of a solution of the Drug Substance and drug delivery catheter that is developed pursuant to Section
5.1 for sale in the Territory that is to be used to prevent or treat restenosis in humans through the delivery of the Drug Substance to a peripheral blood vessel.

         1.45 "Phase II" means that portion of the clinical development program that provides for the initial trials of a product on a limited number of patients for the purposes of determining dose and evaluating safety and efficacy in the proposed therapeutic indication.

         1.46 "Phase III" means that portion of the clinical development program that provides for continued trials of a product on a sufficient number of patients to establish the safety and efficacy of a product necessary to support Regulatory Approval in the proposed therapeutic indication. This may include what is known as a "pivotal" phase II study.

         1.47 "Platelet Product" means a product containing the Drug Substance for use in preserving, protecting or treating platelets.

         1.48 "Product Analytical Information" means the Information that is owned or Controlled by NeoRx or its Affiliate that is necessary to enable Schwarz Pharma to perform analysis of the Drug Products in order to make the requisite certification to the appropriate regulatory authorities, to permit the import, packaging, use or sale of such Drug Products in countries in the Territory.

[ * ] Confidential Treatment Requested.

         1.49 "Product Information" means, with respect to a Party, Information owned or Controlled by such Party or its Affiliate regarding Coronary Products that are necessary or useful to the development, Regulatory Approval and commercialization of Coronary Products for use in the Field including, without limitation, the results of all pre-clinical and clinical trials before or after the effective date of this Agreement.

         1.50 "Regulatory Approval" means, with respect to a country, all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the use, storage, import, transport and sale of a Coronary Product in such country.

         1.51 "S&G Product" means a cardiovascular product such as stent, graft or other device or material that is coated with or incorporates the Drug Substance.

         1.52 "Schwarz Pharma Know-How" means Product Information that is owned or Controlled by Schwarz Pharma or an Affiliate of Schwarz Pharma, but excluding Schwarz Pharma Patents.

         1.53 "Schwarz Pharma Legal Dept." means the Legal Department, Trademarks and Patents of Schwarz Pharma located at its corporate offices in Monheim, Germany.

         1.54 "Schwarz Pharma Patents" means all Patents owned or Controlled by Schwarz Pharma or an Affiliate of Schwarz Pharma for inventions that claim or cover the manufacture, use or sale of Coronary Products that were incorporated in the Coronary Product or were conceived in the course of conducting the Development or related work on the Coronary Product under this Agreement.

         1.55 "Specifications" means the specifications (and any modifications thereto) for the Coronary Product that the Parties establish pursuant to Section 3.1, it being recognized that the specification for the catheter component of the Coronary Product will be established by, and subject to the approval of, the manufacturer of the catheter.

         1.56 "Steering Committee" means the executive body established pursuant to Section 3.1 for making certain Development decisions.

         1.57 "Sublicensee" means a party other than Schwarz Pharma, NeoRx or their Affiliates that is licensed or subcontracted by Schwarz Pharma or NeoRx to develop, manufacture, use or sell the Coronary Products in the Field in a certain country or countries during the term of this Agreement.

         1.58 "Territory" means the United States, Canada, Puerto Rico, Mexico and all of Europe, including without limitation, all current European Patent Convention Members and European Union members, Albania, Bulgaria, Czech Republic, Hungary, Iceland, Norway, Poland, Romania, Russia, Slovak Republic, Slovenia, Yugoslavia, Turkey and all states of the CIS and all Soviet Union successor states.

         1.59 "Third Party" means any entity or individual other than NeoRx, Schwarz Pharma, or Affiliates or Sublicensees of either.

         1.60 "Validation Date" means the date by which NeoRx has validated (i.e., by production of three validation lots that meet specifications set forth in the CMC file using validated assays according to FDA requirements) a manufacturing facility for Drug Substance and one contract fill and finish facility.

         1.61 "Validation Deadline" means the later of [ * ] unless the FDA, after joint discussion with Schwarz Pharma and NeoRx, requires that Drug Product from a validated facility must be available at an earlier time for use in a clinical trial in the United States, in which event "Validation Deadline" means the later of (i) [ * ] and (ii) such earlier time that the FDA requires that Drug Product from a validated facility be used in a clinical trial in the United States.

2.       LICENSES

         2.1      License Grant

         (a) Subject to the terms of this Agreement, NeoRx hereby grants Schwarz Pharma the Exclusive Schwarz Pharma License, with the right to sublicense, under the NeoRx Patents and the NeoRx Know-How solely to conduct Development with respect to the Drug Product and Coronary Product in the Territory in the Field and to import, use, and sell Coronary Products solely for use within the Field within the Territory; provided that such Drug Products and Coronary Products either were purchased from NeoRx (and/or Cordis, if applicable) pursuant to this Agreement or were manufactured by or on behalf of Schwarz Pharma pursuant to the permitted and proper exercise of the license in Section 6.11. The Exclusive Schwarz Pharma License shall be exclusive within the Field within the Territory, except that NeoRx shall have the non-exclusive rights to conduct research on the Drug Substance and products which incorporate the Drug Substance.

         (b) Schwarz Pharma shall purchase all of its requirements for the Field from NeoRx (except Drug Products in the event it assumes manufacturing pursuant to Section 6.11) and shall not sell Coronary Products outside of the Territory or promote their use outside of the Field.

         (c) NeoRx agrees that it will not use or sell Coronary Products for resale outside the Territory unless NeoRx has (i) supplied Schwarz Pharma with [ * ] of its orders of Coronary Products in accordance with Section 6.4, or, if unable to do so, (ii) prorated its supply of Coronary Products to all purchasers (including itself) based on actual sales of Coronary Products in the preceding quarter.

[ * ] Confidential Treatment Requested.

         2.2      Disclosure of NeoRx Product Information

         Within [ * ] following execution of this Agreement, NeoRx shall disclose to Schwarz Pharma all Product Information that is then owned or Controlled by NeoRx or its Affiliates. Promptly upon developing or receiving any additional Product Information (but on no less than a semi-annual basis during this Agreement), and subject to the following limitations, NeoRx shall continue to disclose to Schwarz Pharma all additional Product Information that thereafter is owned or Controlled by NeoRx or its Affiliates not previously disclosed to Schwarz Pharma. Schwarz Pharma shall have the right to ask for additional information regarding such Product Information, and NeoRx shall provide reasonable additional information within its Control. Notwithstanding the foregoing, Schwarz Pharma understands and agrees that NeoRx has no obligation to identify, seek to discover or develop any additional variations of Coronary Product. Schwarz Pharma may use and refer to such Product Information in the Territory within the Field in accordance with the terms of this Agreement.

         2.3      Covenants Against Unauthorized Use

         Schwarz Pharma hereby covenants that Schwarz Pharma, its Affiliates and its Sublicensees (a) will not utilize or practice the NeoRx Patents or NeoRx Know-How except as expressly permitted under the Exclusive Schwarz Pharma License and this Agreement, (b) will not sell any Coronary Product outside the Territory, and (c) will not market, promote, or advertise any use of Coronary Product outside the Field, except to the extent that Schwarz Pharma obtains rights outside the Field pursuant to Article 5.

         2.4      Expansion of Territory

         NeoRx hereby grants Schwarz Pharma a first right to negotiate an expansion of the definition of "Territory" to include Japan and/or China as follows:

         (a) Before negotiating a license or other relationship with an Affiliate or Third Party for Japan or China with respect to the Field, NeoRx shall give written notice to Schwarz Pharma and

         (b) If Schwarz Pharma gives notice that it does not desire to negotiate a relationship or the Parties fail to reach an agreement, or an agreement in principle binding each to an attempt to negotiate in good faith the definitive terms of an agreement, within the next [ * ] after NeoRx's notice, Schwarz Pharma shall have no further right of first negotiation and NeoRx shall be free to enter any license or other relationship within the Field with respect to Japan and China with any Affiliates or Third Parties.

[ * ] Confidential Treatment Requested.

         At its discretion during the term of this Agreement, NeoRx may make a written proposal to add to the definition of "Territory" any one or more other countries, which proposal shall include any fees or milestone payments required to add such country to the Territory. Schwarz Pharma may accept or decline the proposal.

3.       PRODUCT DEVELOPMENT

         3.1      Management of Collaborative Efforts

         (a) Promptly after the Effective Date, the Parties shall form a Steering Committee constituted of two representatives from each Party. The Steering Committee shall meet regularly at least once each six (6) months during the term of this Agreement. The meeting site for Steering Committee meetings shall alternate between Monheim, Germany and Seattle, Washington, U.S.A. The Steering Committee shall (i) oversee all activities of the Parties under this Agreement, including the coordination of the overall strategy for development of the Coronary Product pursuant to the Development Plan, subject to the specific decision-making rules provided in this Agreement, and (ii) be responsible for establishing appropriate goals and development milestones and criteria. The Parties intend that development activities shall be conducted under the supervision of the Development Committee appointed pursuant to this Article and that the Development Committee shall report to and be under the supervision of the Steering Committee. In addition, the Steering Committee shall resolve any disputes or disagreements that are unresolved by the Development Committee. Each Party shall pay its own expenses in connection with Steering Committee meetings.

         It is the intent of the Parties, in working together, to develop and commercialize the Coronary Products as set forth herein, and to assign responsibilities for the various operational aspects of the collaboration to those portions of their respective organizations which have the appropriate resources, expertise and responsibility for such functions. The Parties intend that their respective organizations will work together to assure success of the collaboration.

         The members of the Steering Committee shall use reasonable best efforts to reach unanimous decisions. Each Party shall have one vote and in cases of dead-lock, the matter shall be referred to the CEOs of the respective Parties who will attempt to reach agreement. If the CEOs fail to agree within a reasonable time period (not to exceed 30 days), then the CEO of Schwarz Pharma shall cast a tie-breaker vote.

         (b) Each Party recognizes that the work contemplated under the Development Plan requires the cooperation of both Parties. To this end, Schwarz Pharma and NeoRx shall establish the Development Committee to ensure the smooth and orderly progress of work under the Development Plan and to facilitate communication between the Parties. The Development Committee shall (i) oversee all preclinical and clinical investigations and efforts undertaken under this Agreement in conducting Development of the Coronary Product in the Territory for use in the Field, (ii) establish working project teams at Schwarz Pharma and NeoRx, respectively, to conduct work under the Development Plan, and (iii) be the primary contact point between the Parties regarding the transfer of Information, the discussion of the Development Plan and Schwarz Pharma's efforts to conduct Development, and other issues relating to each Party's development and marketing of Coronary Products in their respective territories. Each Party may appoint its representatives to the Development Committee and other members of its project team at its discretion.

         The Development Committee (together with such members of the project team as the Development Committee members deem appropriate) shall meet every six
(6) months or less frequently as the Parties shall mutually agree. The meeting site for Development Committee meetings shall alternate between Monheim, Germany and Seattle, Washington, U.S.A. The members of the project teams shall meet and communicate as frequently as appropriate to carry out the objectives of the Development Plan. Each Party shall pay its own expenses in connection with Development Committee meetings and project team meetings.

         On a roughly semiannual basis in connection with a meeting of the Steering Committee, each Party shall prepare a report for the Steering Committee detailing the progress of the work, successes, problems, delays and under or overspending in that period and shall review the commitment under the Development Plan for the remainder of the year. Such report shall be delivered to the Steering Committee no fewer than ten days prior to the applicable Steering Committee meeting. The general format of this report shall be agreed upon by the Parties. The discussions and deliberations of the Development Committee will be reported to the Steering Committee. Schwarz Pharma and NeoRx shall give due consideration to any requests or recommendations of the Development Committee, to benefit the Development of Coronary Products.

         3.2      Development

         Responsibility and costs of Development of the Coronary Product shall be allocated between the Parties as follows:

         (a) NeoRx shall, at its cost and expense, complete the appropriate analysis and follow-up regarding the study conducted under the Protocol 9501 dated March 5, 1996 and shall complete an extended Phase I study to evaluate up to [ * ] new catheters, such extended Phase I study for the new catheters to be in [ * ] patients per catheter. NeoRx shall assign the IND for the Coronary Product to Schwarz Pharma after completion of the extended Phase I study.

         (b) NeoRx shall, at its cost and expense, conduct any work necessary to properly document the CMC file, except that Schwarz Pharma will be responsible

[ * ] Confidential Treatment Requested.

for the expense of CMC work that is required by regulatory authorities in the Territory outside the U.S. but not required by the FDA.

         (c) Schwarz Pharma shall conduct and pay the cost of all other clinical work in the Territory. It shall prepare the pre-clinical data package at its cost and expense. It shall be responsible, at its cost and expense, for submitting for approval the CMC and Drug Master Files, and for preparing and submitting Approval Applications in all of the Major Countries and in such other countries that it elects in the Territory.

         As provided below, the Parties agree to work closely together in conducting such Development and to cooperate in attempting to proceed with Development efforts as quickly as practicable. Schwarz Pharma and NeoRx will consult regularly with the Development Committee concerning the Development efforts undertaken in the Territory. NeoRx and Schwarz Pharma agree to provide each other reasonable assistance in conducting such Development.

         3.3      Development Plan

         Prior to the end of each calendar year while Schwarz Pharma and NeoRx are the Parties conducting Development on Coronary Product, the Parties shall modify the Development Plan, to reflect such revised Development activities as the Parties reasonably determine to be necessary or useful to attempt to achieve Regulatory Approval of Coronary Products within the Territory as soon as commercially practicable, after considering the results of the Development of such Coronary Product during such year and the anticipated regulatory requirements to achieve such Regulatory Approval. If the Parties do not agree regarding the manner in which the Development Plan should be modified, the disagreement shall be resolved by the Steering Committee in the manner set forth in Section 3.1(a).

         3.4      Reports

         Schwarz Pharma shall maintain appropriate records of all Development activities and all results of any trials, studies and other investigations conducted by or on behalf of Schwarz Pharma hereunder. While Schwarz Pharma is conducting Development, Schwarz Pharma shall prepare and submit to the Development Committee at least every six months a report summarizing such Development activities and identifying significant results or developments during such period.

         3.5      Approval Applications; Schwarz Pharma Information

         Schwarz Pharma will be solely responsible at Schwarz Pharma's expense, except as otherwise provided in Section 3.2, for assembling its Approval Applications to obtain Regulatory Approval in the Territory. Such Approval
Applications shall be owned by and filed in the name of Schwarz Pharma (or its Affiliate or Sublicensee). Schwarz Pharma (or its Affiliate or Sublicensee) will be responsible for causing such Approval Applications to progress through the approval process in the Territory. NeoRx shall retain ownership and control of all confidential or proprietary Information of NeoRx or its Affiliates or licensors prepared by NeoRx for inclusion in such Approval Applications, but Schwarz Pharma shall retain ownership and control of such Approval Applications as a whole. The Parties will cooperate in such manner as may be reasonably necessary to obtain Regulatory Approvals. NeoRx shall receive copies of all Approval Applications, amendments and related correspondence to and from regulatory authorities. During the term of this Agreement and thereafter (a) NeoRx may disclose to a prospective partner or Sublicensee Schwarz Pharma's preclinical (e.g., toxicological) and clinical data, but use by NeoRx or its Sublicensee or partner of such preclinical and clinical data in an Approval
Application shall require the prior written consent of Schwarz Pharma and (b) subject to this limitation on the use of preclinical and clinical data, Schwarz Pharma's Information, other than Schwarz Pharma's Patents, can be used by NeoRx and its Sublicensees and partners (i) outside of the Territory and (ii) within the Territory if outside the Field (during the term). Only in the event of early termination of this Agreement by Schwarz Pharma under Section 13.2(c) shall NeoRx and its Sublicensees and partners have the right to use Schwarz Pharma's preclinical and clinical data in Approval Applications without the prior written consent of Schwarz Pharma and without charge.

         3.6      Adverse Events

         Each Party shall notify the other promptly of any Information of which such Party becomes aware concerning (a) any adverse side effect, injury, toxicity or sensitivity reaction, whether or not serious or unexpected, (b) any unexpected incidence, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of any Coronary Product, whether or not determined to be attributable to such Coronary Product, or (c) any negative information related to the efficacy of any Coronary Product (the events and information set forth in (a), (b) and (c) of this Section 3.6 shall be referred to collectively as the "Adverse Events"). Without limiting the generality of the foregoing, each Party shall notify the other Party of any event or incidence regarding any Coronary Product, which it is required to notify or report to any governmental authority of the country in which it sells such Coronary Product, on or before the date when it is required to give such notice or to make such report. Each Party further shall immediately notify the other of any Information received regarding any threatened or pending action by a governmental agency or any other Third Party arising out of or relating to an alleged adverse event or unexpected incidence regarding any Coronary Product. Upon receipt of any such Information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing contained herein shall be construed as restricting either Party's right to make a timely report of such matter to any government agency or take other action that it deems to be appropriate or required by applicable law or regulation, including the right of a Party to recall or withdraw such Coronary Product from development, marketing and selling. Each Party shall disclose to the other any Adverse Event that it learns of from any Third Party. The obligations in this Section 3.6 pertaining to Coronary Products shall survive the expiration or termination of this Agreement.

         3.7      Exclusive License

         During the term of this Agreement, NeoRx shall not market or sell, and shall not license any Third Party under the NeoRx Patents and NeoRx Know-How to develop, market or sell within the Territory, any Coronary Product.

         3.8      NeoRx Development

         NeoRx shall retain the right to develop Coronary Products in the Territory or to have Third Parties develop, market and sell Coronary Product for use in the Field in all countries outside the Territory. NeoRx shall not, without Schwarz Pharma's prior written approval (which may be withheld for any reason), market or license others to market a Platelet Product within the Territory, wherein the product configuration [ * ] .

         3.9      Analytical Certification

         NeoRx  shall  provide  the Product  Analytical  Information  to Schwarz
Pharma upon Schwarz Pharma's reasonable request. Upon Schwarz Pharma's reasonable request, NeoRx shall also make its personnel available in Germany (without charge to Schwarz Pharma) in conjunction with a regularly scheduled Development Committee meeting in Germany for such time as is necessary to train Schwarz Pharma personnel to perform the analytical procedures necessary to meet European certification requirements.

         3.10     Reimbursement Formula

         If NeoRx performs activities for Schwarz Pharma that this Agreement provides shall be at Schwarz Pharma's expense, Schwarz Pharma will reimburse NeoRx for its actual outside costs, plus NeoRx's labor at the rate of [ * ] per full-time employee per year. No additional reimbursement for supplies, overhead, facilities expense or other expense shall be required.

         3.11     Diligence

         Schwarz Pharma shall use good faith, commercially reasonable and diligent efforts to develop Coronary Products under this Agreement. Without limiting the foregoing, Schwarz Pharma agrees that it, its Affiliates and/or Sublicensees will pursue programs of Development of Coronary Products with diligent efforts no less than Schwarz Pharma applies to the Development of its own compounds or products with similar regulatory requirements and market potential. If Schwarz Pharma commits a material breach of such diligence obligations (provided that such breach shall not be as a result of Force Majeure), and such breach remains uncured for 90 days after written notice thereof, NeoRx may, at its election, and upon written notice to Schwarz Pharma, terminate this Agreement or convert to nonexclusive Schwarz Pharma's rights throughout the Territory. The actual means by which Schwarz Pharma conducts Development of Coronary Products under this Agreement are within Schwarz Pharma's discretion, subject to Schwarz Pharma's compliance with these diligence obligations and this Agreement.

[ * ] Confidential Treatment Requested.

4.       MARKETING

         4.1      Marketing Efforts

         Schwarz Pharma, its Affiliates and its Sublicensees shall use their commercially reasonable efforts to market and sell the Coronary Products that have received the applicable Regulatory Approval in a country in the Territory for use in the Field in each such country.

         4.2      Packaging and Labeling

         The Coronary Product for commercial sale under this Agreement shall be packaged and labeled consistent with the requirements of the regulatory authorities in the Territory, shall identify any applicable NeoRx Patents consistent with marking requirements, and, if applicable, shall identify NeoRx as the manufacturer and supplier of the Coronary Product. Subject to the foregoing, Schwarz Pharma shall, in its reasonable discretion, determine the packaging and labeling for the Coronary Products.

5.       RIGHTS TO OTHER FIELDS

         5.1      Peripheral Products

         Schwarz Pharma shall have the same rights to Peripheral Products as it has with respect to Coronary Products, upon the same terms and conditions as set forth in this Agreement for Coronary Products (recognizing that the catheter will be of different design and manufacture and will be priced at the manufacturer's price), and all provisions of this Agreement shall apply to the Peripheral Products as they apply to Coronary Products (including Development); provided, however, that Schwarz Pharma's rights shall terminate, and it shall have no right to the Peripheral Products, in the event it does not expend at least [ * ] and is not thereafter developing the Peripheral Products in accordance with Development Plans (covering financial investments and time lines) mutually agreed upon by the parties within one year after such event and mutually agreed each anniversary thereafter, such Development Plans being established, if the Parties do not agree, by a majority vote of a panel of three experts (each Party selecting an expert and the two experts so selected selecting a third), and provided further that the [ * ].



[ * ] Confidential Treatment Requested.

         5.2      Other Exclusive Products

         During the term of this Agreement, Schwarz Pharma shall have the exclusive right to develop (subject to NeoRx's right to conduct research and development), market and distribute in the Territory all Other Exclusive Products, upon terms to be agreed upon. Whether or not such terms are agreed upon for any reason, NeoRx shall not appoint any distributors in the Territory for Other Exclusive Products and shall not sell or license others to import, make, use or sell (other than to Schwarz Pharma) Other Exclusive Products in the Territory.

         5.3      S&G Products

         (a) NeoRx hereby grants Schwarz Pharma a first right to negotiate, as hereafter provided, on a product-by-product basis or, if more than one product can be derived from essentially the same technology, then on a technology-by-technology basis, to obtain exclusive rights in the Territory under NeoRx Know-How and NeoRx Patents for S&G Products. Provided that Schwarz Pharma is not in material breach of this Agreement, NeoRx will give Schwarz Pharma written notice if at any time NeoRx desires to sell directly after Regulatory Approval, or to grant a license to an Affiliate or Third Party to import, develop, use and/or sell, within the Territory one or more such S&G Products. Such notice shall include such Information owned or Controlled by NeoRx or its Affiliates as NeoRx in its reasonable discretion believes would be necessary to enable Schwarz Pharma to evaluate its interest in obtaining such rights. If Schwarz Pharma is interested in obtaining such rights, Schwarz Pharma shall give NeoRx written notice of its desire to negotiate such rights within [ * ] of receipt of such written notice and Information from NeoRx. If Schwarz Pharma provides such notice, the Parties will meet and negotiate exclusively and in good faith, during the [ * ] period following Schwarz Pharma's provision of such notice, the terms and provisions of an agreement granting Schwarz Pharma such rights to commercialize S&G Products in the Territory.

         (b) Upon (i) Schwarz Pharma giving notice that it does not desire to negotiate such a license or failure to give such notice within [ * ] or (ii) the failure of the Parties to reach an agreement, or an agreement in principle binding each to attempt to negotiate in good faith the definitive terms of an agreement, within the following [ * ] period, Schwarz Pharma shall have no further rights under this Section 5.3 and NeoRx shall be free to sell directly or to enter into any license or other arrangement with Third Parties with respect to S&G Products.


[ * ] Confidential Treatment Requested.

6.       MANUFACTURING AND SUPPLY

         6.1      Manufacturing Rights and Responsibilities

         (a)  Subject to this  Section  6.1,  NeoRx  shall  manufacture  or have manufactured  the  Coronary  Products  for  Schwarz  Pharma as  provided in this
Article 6. The components of the Coronary Products (e.g., catheter and Drug Product) may be supplied in one combination package or supplied separately.
Schwarz Pharma shall have the right to review and comment upon any subcontractors that NeoRx is considering using to manufacture Drug Substance for NeoRx's commercial supply obligations to Schwarz Pharma under Section 6.4, which comments NeoRx shall reasonably consider in selecting a subcontractor. For purposes of analyzing subcontractors, it is recognized that the lowest cost is not more important than assurance of conformity to Specifications and assurance of timely supply.

         (b) The Coronary Products shall be supplied in accordance with the Specifications and cGMP regulations and in compliance with all applicable laws. The Drug Product for commercial sales shall have a shelf life of at least [ * ].

         (c) For Clinical Trial Products, NeoRx will manufacture bulk Drug Substance at its pilot plant. Upon payment of the amount required by Section 7.1(a), NeoRx shall contract with a Third Party with appropriate skills and experience in development of pharmaceutical [ * ] processes (e.g., [ * ]) and attempt to develop a commercially feasible [ * ] process acceptable to manufacture Drug Substance in lot sizes sufficient to yield [ * ] of Drug Product. NeoRx shall provide Schwarz Pharma with a copy of the technical and financial proposal from and the final contract with the Third Party for such development. NeoRx shall accomplish [ * ] by [ * ], the failure of which shall result in a reduction to the payment under [ * ] and a possible loss of manufacturing rights in accordance with Section 6.11(a). NeoRx shall have a Drug Substance manufacturing facility and one contract fill and finish facility validated (i.e., by production of three validation lots that meet specifications set forth in the CMC file using validated assays according to FDA requirements) by [ * ], the failure of which shall result in a reduction to the payment under [ * ] and a possible loss of manufacturing rights in accordance with Section
6.11(a). A second contract site at least 100 miles from the other NeoRx fill/finish/packaging facility shall be validated by NeoRx for fill/finish/packaging within [ * ] after Regulatory Approval of the Coronary Product in a Major Country.

         (d) Within [ * ] after [ * ], NeoRx shall manufacture or have manufactured [ * ] of Schwarz Pharma's estimated one-year requirements of bulk Drug Substance for the Territory, and shall place the bulk Drug Substance in Drug Storage. Within [ * ], NeoRx shall place in Drug Storage and maintain in Drug Storage thereafter sufficient bulk Drug Substance to equal [ * ] of Schwarz Pharma's estimated one-year supply requirements for the next [ * ] as provided

[ * ] Confidential Treatment Requested.

to NeoRx pursuant to Section 6.4(a), or [ * ] doses of the Drug Substance, whichever is less. The cost for manufacturing the bulk Drug Substance shall be borne by NeoRx. The Drug Substance maintained in Drug Storage shall always have a shelf life of at least [ * ]. While maintaining the requisite amount of Drug Substance in Drug Storage, NeoRx shall periodically remove Drug Substance from Drug Storage for use in manufacturing Drug Product and replace the removed amount with new Drug Substance such that all Drug Substance in Drug Storage always has a [ * ] shelf life. Schwarz Pharma shall maintain the Drug Substance in Drug Storage in accordance with Specifications and cGMP regulations and applicable laws, shall allow NeoRx personnel access to the Drug Storage facility at all reasonable times and shall not remove Drug Substance for its own use except in accordance with Section 6.11.

         (e) Within [ * ] after execution of this Agreement, NeoRx shall place the Manufacturing Information with the Schwarz Pharma Legal Dept. NeoRx shall place any new Manufacturing Information with the Schwarz Pharma Legal Dept. as it becomes known to NeoRx and shall place the CMC file and any amendments or other changes thereto with the Schwarz Pharma Legal Dept. within [ * ] of submission to the FDA or to the appropriate governing health authority in another country in the Territory. The Schwarz Pharma Legal Dept. shall keep all such Information for archival purposes, shall not copy it and shall not disclose or release it to other personnel at Schwarz Pharma, except in accordance with
Section 6.11.

         (f) NeoRx shall maintain ongoing stability studies of the Drug Substance using its methodology. NeoRx shall, at its expense, provide Schwarz Pharma with reasonable samples, specimens and full reports of the results of the stability studies.

         (g) NeoRx shall obtain and maintain all necessary United States manufacturing licenses, registrations, permits and approvals, including, but not limited to FDA approval for the manufacturing facilities and export approval for the Drug Substance and Drug Product and shall require the same of the maker of the catheter. Schwarz Pharma, its Affiliates and its Sublicensees shall obtain any required importation licenses or approvals for importation of Coronary Product for sale in the Territory. NeoRx and Schwarz Pharma shall cooperate reasonably to obtain such licenses or approvals.

         (h) NeoRx shall be responsible for the safe handling, storage and transportation of the Drug Product until delivered to Schwarz Pharma.

         6.2      Clinical Supply

         NeoRx shall provide Schwarz Pharma with such quantities of the Clinical Trial Product, on which Schwarz Pharma is conducting Development, as Schwarz

[ * ] Confidential Treatment Requested.

Pharma reasonably requires and orders pursuant to this Agreement. At least [ * ] prior to commencement of clinical trials of the Coronary Product in the Territory, Schwarz Pharma shall give NeoRx a rolling four (4) calendar quarter forecast of its expected requirements for Clinical Trial Products, including quantities, dosages and requested delivery dates. Schwarz Pharma shall update such forecast at the beginning of each calendar quarter thereafter during Development and provide such other forecasts for catheters as may be reasonably requested by the catheter manufacturer. Schwarz Pharma shall place firm orders for Clinical Trial Products (other than catheters) at least [ * ] in advance of the requested delivery and in amounts not less than [ * ] or more than [ * ] of the amounts set forth in the most recent forecast received by NeoRx at least [ * ] prior to the placement of the firm order. NeoRx shall deliver Drug Products for clinical trials no earlier than [ * ] before, or later than [ * ] after, the requested delivery date. Schwarz Pharma shall place firm orders for catheters at least [ * ] in advance of the minimum time for ordering from the catheter manufacturer. Notwithstanding the foregoing, if unanticipated changes arise with respect to the quantity requirements of Clinical Trial Products for the trial protocol, NeoRx will make a good faith effort to fulfill Schwarz Pharma's quantity requirements, regardless of whether Schwarz Pharma followed the foregoing forecasting and ordering procedures, provided that Schwarz Pharma agrees to pay any excess costs associated therewith and Schwarz Pharma receives documentation for such excess costs. Shipment, delivery and acceptance of the Clinical Trial Products shall be in accordance with Sections 6.4(c), 6.4(d) and 6.4(g).

         6.3      Purchase Price of Clinical Supplies

         For purchases of Clinical Trial Products, Schwarz Pharma shall pay NeoRx an aggregate price composed of the sum of the following components:

         (a) The Drug Product and placebo included in the Clinical Trial Product shall [ * ], FCA (INCOTERMS 1990) as set forth in Section 6.4(c);

         (b) An amount for catheters equal to the price set forth in the Cordis Agreement in the case of the MIC and the cost from the manufacturer in the case of any other catheter; and

         (c) Any reasonable and actual packaging costs for preparing the final packaged Clinical Trial Products.

         In the event of any unanticipated and severe changes in market conditions or other circumstances affecting the costs per unit of the Clinical Trial Product, the Parties agree to discuss such changed circumstances and to negotiate in good faith appropriate adjustments to the price for such Clinical Trial Products to reflect such changes.

         The amounts determined under [ * ] shall be paid net [ * ] and the amount determined under [ * ] shall be paid directly to Cordis or other catheter

[ * ] Confidential Treatment Requested.

manufacturer or to NeoRx at least [ * ] prior to the date that NeoRx must make payment to Cordis or other catheter manufacturer.

         6.4      Commercial Product Supply

         NeoRx shall supply, and Schwarz Pharma shall purchase, all of Schwarz Pharma's commercial requirements for Coronary Products as follows:

         (a) At least [ * ] prior to the first expected Regulatory Approval of a Coronary Product in the Territory, Schwarz Pharma shall provide a good faith estimate of its expected requirements for such Coronary Product for the first year after product launch. Thereafter, Schwarz Pharma shall provide NeoRx a rolling 12 month forecast, updated each quarter. Firm orders shall be placed at least [ * ] in advance of requested delivery and in amounts not less than [ * ] or more than [ * ] of the amounts set forth in the most recent forecast received by NeoRx at least [ * ] prior to the placement of the firm order. NeoRx shall attempt to supply any orders in excess of [ * ]; provided that Schwarz Pharma agrees to pay any excess costs associated therewith and Schwarz Pharma receives documentation for such excess costs. NeoRx shall deliver Coronary Products no earlier than [ * ] before, or later than [ * ] after, the requested delivery date.

         (b) NeoRx shall immediately notify Schwarz Pharma in writing if NeoRx acquires any information that NeoRx will not be able to supply the most recent orders and/or forecasts of orders for any Coronary Product.

         (c) For Coronary Products (or any component thereof) shipped by NeoRx to Schwarz Pharma at an address outside the U.S., delivery shall be FCA (INCOTERMS 1990) at the international airport nearest to the place of manufacture or packaging which maintains regular non-stop commercial flights to Europe. For Coronary Products (or any component thereof) shipped by the catheter manufacturer directly to Schwarz Pharma, delivery shall be pursuant to the delivery terms in the supply agreement with the catheter manufacturer, or as otherwise agreed to by Schwarz Pharma and the catheter manufacturer. "FCA" shall be construed in accordance with INCOTERMS 1990 of the International Chamber of Commerce. Delivered Coronary Products shall be appropriately packaged for export shipment. At Schwarz Pharma's request and cost, NeoRx or the catheter manufacturer (as applicable) shall arrange shipping to specified Schwarz Pharma locations; provided that Schwarz Pharma shall be responsible for obtaining all import clearances required. Except as otherwise provided above, Schwarz Pharma shall be responsible for compliance with all exportation and importation laws and regulations.

         (d) Title to and risk of loss of the Coronary Product shall transfer to Schwarz Pharma upon delivery to the appropriate carrier.

[ * ] Confidential Treatment Requested.

         (e) Schwarz Pharma shall have the right to test a portion of each shipment of Coronary Product (or any component thereof) to confirm such shipment meets the Specifications. Shipments of Coronary Products not meeting the Specifications may, at Schwarz Pharma's option, be returned to NeoRx at NeoRx's expense. If Schwarz Pharma rejects in whole or in part any nonconforming shipment of Drug Products, Schwarz Pharma shall provide NeoRx written notice of such rejection within [ * ] of receiving the shipment and NeoRx shall replace the nonconforming Drug Product, at no additional cost to Schwarz Pharma, as soon as possible and not more than [ * ] following Schwarz Pharma's notice of the rejection. If NeoRx disagrees with Schwarz Pharma's determination that a shipment of Drug Product did not meet the Specifications, a sample of the shipment shall be submitted to a mutually acceptable independent third-party laboratory which shall determine whether the rejected shipment meets the Specifications and such laboratory's determination shall be final and determinative for purposes of this Agreement. The Party against whom the laboratory rules shall bear all costs of the laboratory testing. If the laboratory rules that the shipment failed to meet Specifications, the replacement shipment shall be at no charge to Schwarz Pharma if Schwarz Pharma has already paid for the original shipment. If the laboratory rules the rejected shipment met the Specifications, then Schwarz Pharma shall promptly pay NeoRx for the rejected shipment, any replacement shipment and any shipping costs incurred by NeoRx in shipping the replacement shipment. NeoRx cannot be in a Material Supply Breach or have had a Failure of Supply because of an improper rejection or the inability to supply replacement Drug Product within [ * ] after an improper rejection.

         (f) To the extent any purchase order, invoice or acknowledgment form used by NeoRx or Schwarz Pharma contains any provisions additional or contrary to the provisions of this Agreement, such additional or contrary provision shall have no force or effect and the terms of this Agreement shall control.

         (g) Notwithstanding the foregoing, the supply of the MIC or other catheter shall be governed by and subject to the terms of the Cordis Agreement or other catheter agreement. NeoRx shall not modify the Cordis Agreement or enter into an agreement with another catheter manufacturer to supply catheters hereunder, without the prior written consent of Schwarz Pharma, which consent shall not be unreasonably held. With respect to the Cordis Agreement, the Parties agree that if Cordis breaches the Cordis Agreement, Schwarz Pharma shall be subrogated to the rights of NeoRx as Schwarz Pharma's interests may appear; and NeoRx shall be liable to Schwarz Pharma for such breach to the extent only that Cordis is liable to NeoRx for such breach. In addition, (i) NeoRx proposals and agreements for changes in the catheter design or specifications are to be made only pursuant to the provisions of Article 3 of this Agreement; (ii) no amendment or termination to the Cordis Agreement shall be made by NeoRx without the prior written agreement of Schwarz Pharma, which shall not be unreasonably withheld; (iii) NeoRx will appoint a representative to the committee described in section 2.2.1 of the Cordis Agreement only with the prior written approval of

[ * ] Confidential Treatment Requested.

Schwarz Pharma, which shall not be unreasonably withheld; and (iv) NeoRx will cause catheters to be shipped by Cordis to such destinations as Schwarz Pharma specifies for Schwarz Pharma's orders of the catheters included in Coronary Products it orders.

         6.5      Commercial Purchase Price of Coronary Product

         For purchases of Coronary Product for commercial purposes, Schwarz Pharma shall pay NeoRx an aggregate price composed of the sum of the following components:

         (a) [ * ] per unit of Drug Product, which unit price shall be adjusted once per calendar year (at the end of such calendar year) for the percentage increase in NeoRx's Fully Burdened Costs for manufacturing the Drug Product (after taking into account economies of scale for the year in which the calculation is made) as shown by documentation provided to Schwarz Pharma and available for audit demonstrating such increase and which unit price shall be renegotiated in the event the formulation for the Drug Product significantly changes from that used in the Phase I study under Protocol 9501 dated March 5, 1996 and the manufacturing costs increase;

         (b) An amount for catheters equal to the price set forth in the Cordis Agreement in the case of the MIC and the cost from the manufacturer in the case of any other catheter; plus shipping costs (if provided by NeoRx at Schwarz Pharma's request);

         (c) Any actual and reasonable packaging costs for preparing the final, packaged Coronary Product; and

         (d) An additional amount for the Coronary Products determined pursuant to the following scale:

                   (i) [ * ] of Net Sales with respect to the first [ * ] of Net Sales in the Territory during the calendar year;

                  (ii) [ * ] of Net Sales with respect to the next [ * ] of Net Sales in the Territory during the calendar year; and

                 (iii) [ * ] of Net Sales with respect to Net Sales greater than [ * ] in the Territory during the calendar year;

except to the extent reduced by [ * ] in the event Schwarz Pharma exercises its rights to use a Third-Party manufacturer. [ * ].

         If Schwarz Pharma determines, in its reasonable discretion exercised in good faith, that it is economically beneficial to market a Coronary Product in

[ * ] Confidential Treatment Requested.

any country in the Territory in kit form packaged with other therapeutic agents (I.E., other than any form or variation of the Drug Substance or any other therapeutic agent for use in the Field) appropriate for use with the Coronary Product or to market other therapeutic agents in conjunction with a Coronary Product as a separate product in any country in the Territory for use with a Coronary Product, such that Net Sales include the price for the other therapeutic agent, then the amount due with respect to Section 6.5(d) shall be based upon an apportionment of the combined Net Sales between the Coronary Product without the other therapeutic agent and the other therapeutic agent by mutual agreement.

         The amounts set forth in [ * ] shall be paid net [ * ]. The amount due pursuant to [ * ] shall be paid [ * ] after the end of each calendar quarter based on Net Sales during the quarter. With each payment, Schwarz Pharma shall provide a statement setting forth the Net Sales and number of units sold by product and country for the calendar quarter and the calculation of the amount due pursuant to [ * ]. Within [ * ] after the end of each [ * ], Schwarz Pharma shall provide NeoRx Net Sales or other sales information for the from which estimates can be made. The amount due pursuant to Section 6.5(b) shall be paid directly to Cordis or other catheter manufacturer as required under the Cordis Agreement or other manufacture agreement or to NeoRx at least [ * ] prior to the date that NeoRx must make payment to Cordis or such other catheter manufacturer.

         If the aggregate purchase price to Schwarz Pharma of Coronary Products purchased pursuant to this Section 6.5 that are sold by Schwarz Pharma, its Affiliates and Sublicensees to end users during a calendar year in the Territory, when divided by the aggregate Net Sales of the Coronary Products for the calendar year in the Territory, exceeds [ * ], the Parties shall discuss and renegotiate in good faith a reduced purchase price for the Coronary Products pursuant to Section 6.5(d).

         The amount due pursuant to Section 6.5(d), attributable to any Drug Product that is delivered more than [ * ] later than the delivery date requested by Schwarz Pharma in accordance with Section 6.4(a), shall be reduced at the rate specified in [ * ] for the amount of time, past such [ * ], that the delivery is late for reasons other than Force Majeure.

         It is recognized and agreed that any [ * ] from an amended Cordis Agreement or new agreement with another catheter manufacturer will be [ * ], Schwarz Pharma.

         6.6      Coronary Product for Promotional Purposes

         NeoRx also shall provide to Schwarz Pharma, [ * ] Drug Product in amounts up to [ * ] of Schwarz Pharma's forecasted annual purchase of the Drug Product for commercial sale, provided that Schwarz Pharma uses such Drug Product solely for promotional and marketing purposes and does not receive any direct monetary compensation for distribution of the Drug Product. Shipment, delivery and acceptance of the Drug Product shall be in accordance with Sections 6.4(a), 6.4(c), 6.4(d) and 6.4(e).

[ * ] Confidential Treatment Requested.

         6.7      Audits

         Upon twenty (20) days' written notice to Schwarz Pharma, NeoRx and the manufacturer of the catheter, if requested, shall have the right to have a certified accountant acceptable to Schwarz Pharma or its Affiliate (as applicable) audit no more than once annually Schwarz Pharma's, its Affiliates' and/or its Sublicensees' records to confirm that all payments made are accurate. Any audit performed pursuant to this Section 6.7 shall take place during regular business hours at Schwarz Pharma's principal place of business or at any other location where Schwarz Pharma may make the applicable records available; provided, however that access to Schwarz Pharma's, its Affiliates' and/or its Sublicensees' records shall be provided in such manner so as not to interfere with the normal conduct of Schwarz Pharma's, its Affiliates' and/or its Sublicensees' (as applicable) business or operations. Access to Schwarz Pharma's, its Affiliates' and/or its Sublicensees' records shall be specifically limited to records (or the relevant portion thereof) reasonably required to determine that payments made under this Agreement are accurate (or if such payments are not accurate then to determine the proper payment amount), and NeoRx and/or its certified public accountant shall execute such confidentiality agreements with respect to such access as Schwarz Pharma, its Affiliates and/or its Sublicensees may reasonably request. If the audit reveals a deficiency of payment due under Section 6.5(d) for any period under review of 5% or greater, Schwarz Pharma shall promptly reimburse the reasonable costs of the audit.

         6.8      Quality Control

         (a) At least once per calendar quarter, and at any time upon ten days' written notice from Schwarz Pharma, NeoRx shall provide Schwarz Pharma with reasonable copies of the material safety data and information concerning the safe manufacture, handling, and storage of the Drug Product.

         (b) In addition to its own routine quality control in accordance with FDA requirements, NeoRx shall conduct, at Schwarz Pharma's request and at Schwarz Pharma's cost, such other tests as may be required by applicable regulatory authorities of any country in the Territory.

         (c) For each lot of Drug Product produced for Schwarz Pharma hereunder, NeoRx shall furnish to Schwarz Pharma a certificate that the lot was manufactured, tested and delivered in full compliance with cGMP and a copy of NeoRx's certificate of analysis that all Drug Product included in such shipment complies in all respects with the applicable agreed Specifications, showing release of each such lot.

         (d) Schwarz Pharma shall be responsible for properly storing and handling Coronary Product and for the release of Coronary Product for sale by Schwarz Pharma, its Affiliates and/or its Sublicensees in each country in the Territory for which Regulatory Approval has been obtained.

         (e) NeoRx shall maintain proper and accurate records of all manufacturing steps, processes, quality assurance and quality control procedures for the Drug Product and will provide reasonable access thereto to Schwarz Pharma from time to time upon Schwarz Pharma's reasonable request.

         (f) Schwarz Pharma shall have the right to send authorized representatives to any facilities where the Drug Product is manufactured by or on behalf of NeoRx, to audit any manufacturing records and formulation and testing operations and documentation as are necessary to confirm that production of each batch of the Drug Product is in compliance with the cGMP regulations, and to confirm that NeoRx is taking reasonable measures to protect the manufacturing facility and its premises, and at any time upon reasonable advance notice to NeoRx, but no more than once per quarter.

         (g) The Parties shall have the right to send authorized representatives to any facilities where the Drug Product is stored to inspect the stock and confirm the method and adequacy of storage. Upon the request of Schwarz Pharma, NeoRx shall notify Schwarz Pharma of the schedules of production runs of the Drug Product. The Parties shall cooperate with the authorized representatives conducting such audits and shall from time to time identify the persons and timetable for such inspections.

         (h) If Schwarz Pharma is required by a Regulatory Authority in any country in the Territory to have inspected or approved the site of manufacturing or storing the Drug Product, NeoRx will permit officials of the applicable regulatory authorities to inspect the facility where the Drug Product is manufactured or stored.

         6.9      Regulatory Approval

         Schwarz Pharma shall be responsible for obtaining all Regulatory Approvals and maintaining in its own name all relevant product licenses for the Coronary Product for import and sale in the Territory, provided that NeoRx shall assist Schwarz Pharma in obtaining all Regulatory Approval and licenses pursuant to this Section 6.9 with respect to the Manufacturing Information.

         6.10     Coronary Product Recall Procedures

         The Parties shall immediately inform each other in writing of all incidents and/or any lot of Coronary Product which is alleged or proved to be the subject of recall, market withdrawal or correction and shall cooperate with each other in such recall, market withdrawal or correction. Any such recall, market withdrawal or correction shall be at the sole expense of NeoRx, unless the effect resulted from defective handling, storage or other cause by Schwarz Pharma, its Affiliates or its Sublicensees or distributors.

         The Parties shall discuss procedures for Coronary Product recall, market withdrawal or correction in the Territory, including disclosure of all necessary information to prevent a recurrence of the event or circumstance.

         6.11     Back-Up Manufacturing Rights

         (a) In the event of a Breach of Manufacturing Process Demonstration or Breach of Validation Deadline or a Drug Storage Breach, Schwarz Pharma may elect, by written notice to NeoRx, to assume manufacturing of the Drug Product pursuant to this Section 6.11, in which event NeoRx's right to supply the Drug Product hereunder shall terminate.

         (b) In the event that NeoRx commits a Material Supply Breach or a Failure of Supply occurs and Schwarz Pharma gives written notice to NeoRx thereof, NeoRx may draw down the Drug Substance then in Drug Storage to cure such Material Supply Breach or Failure of Supply until the amount of Drug Substance then in Drug Storage is not less than [ * ] of the amount required to be maintained in Drug Storage pursuant to Section 6.1(d) at the time of the Material Supply Breach or Failure of Supply. After getting current on orders within [ * ] of the date of Schwarz Pharma's written notice, NeoRx shall replace the Drug Substance removed from Drug Storage within the next [ * ]. During these periods, Schwarz Pharma will not increase its inventory of Drug Product on hand beyond a [ * ] supply. If NeoRx is unable to (i) cure a Material Supply Breach or Failure of Supply by means of such draw down or otherwise within [ * ] of Schwarz Pharma's written notice, (ii) replenish Drug Substance drawn down from Drug Storage within [ * ] after getting current on Schwarz Pharma's orders, or
(iii) cure the Material Supply Breach or Failure of Supply without drawing down from Drug Storage more than [ * ] of the amount required to be maintained in Drug Storage pursuant to Section 6.1(d) at the time of the Material Supply Breach or Failure of Supply, then Schwarz Pharma may elect, by written notice to NeoRx, to assume manufacturing of the Drug Product pursuant to this Section 6.11, in which event NeoRx's right to supply the Drug Product hereunder shall terminate.

         (c) NeoRx hereby grants to Schwarz Pharma the Back-Up Manufacturing License to be used only in the event Schwarz Pharma assumes manufacturing pursuant to Section 6.11(a) or (b). In such event, Schwarz Pharma shall have the right to remove from the Schwarz Pharma Legal Dept. the Manufacturing Information and CMC for use in exercising the Back-Up Manufacturing License, and shall receive from NeoRx reasonable technical assistance necessary to finish the bulk Drug Substance in Drug Storage and to establish manufacturing. In the event that Schwarz Pharma requires that a Third Party manufacture the Drug Substance on its behalf, Schwarz Pharma may grant a sublicense of its Back-Up Manufacturing License to one competent manufacturer and one back-up manufacturer solely for the purpose of manufacturing the Drug Substance for Schwarz Pharma and its Affiliates for their sale pursuant to this Agreement.

[ * ] Confidential Treatment Requested.

         (d) In the event  Schwarz  Pharma  assumes  manufacturing  pursuant  to
Section 6.11(b), Schwarz Pharma may remove Drug Substance from Drug Storage and shall (i) in the case of a Material Supply Breach, [ * ] and (ii) in the case of a Failure of Supply, pay NeoRx for each unit of Drug Substance removed, [ * ].

         (e) In the event  Schwarz  Pharma  assumes  manufacturing  pursuant  to
Section 6.11(a) or (b), Schwarz Pharma shall be obligated to pay NeoRx [ * ].

         (f) In the event  Schwarz  Pharma  assumes  manufacturing  pursuant  to
Section 6.11(b) due to a Failure of Supply or in the event there is a Failure of Supply and Drug Storage Breach due to the same Force Majeure event that caused the Failure of Supply and Schwarz Pharma assumes manufacturing, NeoRx may resume manufacturing rights, and the Back-Up Manufacturing License shall in such event cease to be exercised by Schwarz Pharma, after [ * ]; provided, however, that NeoRx may only resume manufacturing after the first time that Schwarz Pharma has assumed manufacturing due to a Failure of Supply. NeoRx shall have no right to resume manufacturing rights in the event Schwarz Pharma assumes manufacturing pursuant to Section 6.11(b) due to a Material Supply Breach.

7.       MILESTONE PAYMENTS

         7.1      Triggering Events

         In partial consideration for the rights granted by NeoRx herein, Schwarz Pharma shall pay NeoRx the following amounts:

         (a) $8.0 million (up to $4.0 million of which may be paid in the form of a purchase of NeoRx stock at a fifty percent (50%) premium pursuant to the Stock Purchase Agreement attached hereto as Exhibit C, which shall be executed by the Parties at the time of payment), within [ * ] after receipt of the Final Report, unless Schwarz Pharma has given notice of termination in accordance with
Section 13.2(c)(i);

         (b) [ * ] within [ * ] after the occurrence of the later of [ * ] and [
* ]; provided, however, that such [ * ] shall be reduced by [ * ] for each full month that the [ * ] occurs after [ * ] and there shall be no payment obligation under this Section 7.1(b) if there has been a [ * ], and provided, further, that Schwarz Pharma shall make "Installment Payments" (as defined below) as set forth in Section 7.2;

         (c) [ * ] within [ * ] after the occurrence of [ * ]; provided, however, that Schwarz Pharma shall make Installment Payments as set forth in
Section 7.2;


[ * ] Confidential Treatment Requested.

         (d) (i) if there has been [ * ], [ * ] within [ * ] after [ * ]; provided, however, that Schwarz Pharma shall make Installment Payments as set forth in Section 7.2; or

                  (ii) if there has not been a [ * ], then [ * ] within [ * ] after the later of [ * ] and the [ * ]; provided, however, that such [
         * ] shall be reduced by [ * ] for each full month after the [ * ] that the [ * ] occurs and there shall be no payment obligation under this
         Section 7.1(d)(ii) if there has been [ * ], and provided, further, that Schwarz Pharma shall make Installment Payments as set forth in Section 7.2; and

         (e)      [  *  ] within [  *  ] after receipt of the [  *  ].

         Notwithstanding the foregoing, in the event the Development Plan is modified to the extent that the substance of [ * ] is no longer relevant/appropriate, the definitions of such Milestones shall be appropriately modified by mutual agreement (or by arbitration in accordance with Section 14.14 if no agreement) to targets of equivalent significance (as near as may be) under the modified Development Plan.

         7.2      Installment Payments

         "Installment  Payments" shall mean any payments made under this Section
7.2 that are to be applied towards their corresponding milestone payment obligations in Section 7.1. In the event (the "Triggering Date") that (a) the payment required under Section 7.1(b) is not paid by the later of [ * ] of such Triggering Date, [ * ] and shall continue to make Installment Payments of [ * ] (or such smaller amount which, when added to all previous Installment Payments with respect to such milestone, equals the total amount to be paid with respect to such milestone) on each anniversary of such Triggering Date until the earlier of (x) the date the milestone is reached and the unpaid balance is paid and (y) the date when all Installment Payments made with respect to such milestone equal the amount to be paid with respect to such milestone.

         If the Development Plan as in effect on the Effective Date is changed significantly because of unanticipated requirements of the FDA (or other equivalent body in another country), the Trigger Dates shall be extended or shortened appropriately for the amount of time required for the modified Development Plan which meets such requirements.

         7.3      Payments Related to Manufacturing

         In partial consideration for the rights granted by NeoRx herein, Schwarz Pharma shall also pay NeoRx the following amounts:

         (a)      [  *  ] within [  *  ] after [  *  ];

[ * ] Confidential Treatment Requested.

         (b) [ * ] within [ * ] after initiation of construction, remodeling or other facilities renovations required for the establishment of a Drug Substance manufacturing facility;

         (c) [ * ] within [ * ] after completion of the construction or remodeling activities in the manufacturing facility; and

         (d) [ * ] within [ * ] after purchase and installation of the major pieces of equipment in the manufacturing facility;

provided, however, that no payment shall be due under this Section 7.3 if there has been a [ * ], and no payment obligations under Section 7.3(b), (c) or (d) shall accrue if a [ * ] occurs prior to the event upon which such payment would have accrued.

8.       PATENT AND OTHER INTELLECTUAL PROPERTY IN TERRITORY

         8.1      Ownership of Technology

         Subject to the terms of this Agreement, NeoRx shall retain all right, title and interest in and to the NeoRx Patents and NeoRx Know-How licensed to Schwarz Pharma hereunder, and Schwarz Pharma shall retain all right, title and interest in and to the Schwarz Pharma Patents and Schwarz Pharma Know-How. If any invention or discovery is made by NeoRx and Schwarz Pharma employees or agents (as determined under U.S. patent law), NeoRx and Schwarz Pharma shall jointly own any such invention or discovery and all Joint Patents issued thereon.

         8.2      Prosecution and Maintenance of Patents

         (a) NeoRx shall have the responsibility on its own account to acquire and maintain patent protection and file for, procure, prosecute, maintain and extend NeoRx Patents and Joint Patents covering Coronary Products in all Major Countries and such other countries in the Territory as are selected by Schwarz Pharma. The costs associated with such activities in the Major Countries shall be borne by NeoRx. Schwarz Pharma shall promptly reimburse NeoRx for all of its out-of-pocket costs for such activities with respect to countries other than the Major Countries.

         NeoRx shall use commercially reasonable efforts to prosecute diligently the NeoRx Patents and Joint Patents in the Major Countries. NeoRx shall not take any action or fail to take action that would materially adversely affect the scope, validity or prosecution of the patentable claims in any of said patents, including failing to use commercially reasonable efforts to prosecute any patent application or defend any patent in any interference or opposition proceeding, or not filing of any patent application in any country, to the extent such action or failure to act materially impairs patent rights of commercial value, without providing Schwarz Pharma with at least 30 days' prior notice, to the

[ * ] Confidential Treatment Requested.

extent possible, of NeoRx's intent to take such proposed action or inaction. Schwarz Pharma shall thereupon have the rights set forth in Section 8.3.

         Subject to the rights of Schwarz Pharma set forth in Section 8.3, NeoRx shall provide Schwarz Pharma with an opportunity to advise and review and comment on the nature and text of new or pending NeoRx Patent and Joint Patent applications, extensions and other proceedings with such opportunity to provide Schwarz Pharma at least, to the extent possible, 30 days prior to any due date for review and comment. Any comments from Schwarz Pharma shall be considered in good faith by NeoRx. Major decisions regarding patent prosecution strategy shall be discussed in good faith with Schwarz Pharma; however the final decision shall be NeoRx's sole responsibility. NeoRx shall keep Schwarz Pharma promptly and fully informed of the course of patent prosecution or other proceedings.

         (b) During the term of this Agreement, NeoRx shall update Exhibit A attached hereto to reflect changes in and additions to the status of the NeoRx Patents and Joint Patents. Such an updated exhibit shall be delivered to Schwarz Pharma quarterly.

         8.3      Abandonment of Patents

         If in a Major Country with respect to a NeoRx Patent or a NeoRx patentable invention related to a Coronary Product, NeoRx elects not to file a patent application or application for a certificate of invention, not to maintain a patent or certificate of invention, to abandon a pending patent application or application for certificate of invention, or to take any action or fails to take any action that would materially affect the scope, validity or prosecution of the patentable claims in any patent application in any country, Schwarz Pharma shall be advised as provided in Section 8.2 and shall have the right but not the obligation to file such application, maintain such patent or certificate of invention or continue to attempt to maintain protection on the subject matter disclosed in such pending application. Costs for this are then the responsibility of Schwarz Pharma, and Schwarz Pharma will be assigned all rights to the patent in that country. In any such case, Schwarz Pharma may deduct its out-of-pocket costs in exercising such rights from the amounts payable with respect to Section 6.5(d) for the Coronary Products sold in the countries related to such application, patent or certificate of invention, and NeoRx shall have a fully paid-up, royalty-free license, with rights to sublicense, to such application, patent or certificate of invention, which license shall be exclusive with respect to the supply of Coronary Products to Schwarz Pharma hereunder and nonexclusive with respect to all other uses other than in connection with Coronary Products.

         8.4      Assistance With Patents

         Each Party shall make available to the other Party or its respective authorized attorneys, agents, representatives or employees whom the other Party in its reasonable judgment requests, in order to assist such Party to obtain and maintain patent protection for Coronary Products.

         Each Party, at no charge to the other Party, shall sign or cause to be signed all legal documents necessary to file or prosecute patent applications or applications for certificates of invention or to obtain or maintain patents or certificates of invention.

         8.5      Patent Infringement

         Each Party shall promptly report in writing to the other Party during the term of this Agreement any (a) known infringement or suspected infringement of any of the NeoRx Patents or Joint Patents or (b) unauthorized use or misappropriation of either Party's Know-How or Confidential Information of which it becomes aware. Each Party shall provide the other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation.

         (a)      NEORX PATENTS AND NEORX KNOW-HOW.

                   (i) Except as provided in Section 8.5(a)(ii), NeoRx retains the right to initiate an infringement or other appropriate suit anywhere in the Territory against anyone who at any time has infringed or is suspected of infringing any of the NeoRx Patents or of using without proper authorization all or any portion of the NeoRx Know-How. NeoRx shall give Schwarz Pharma sufficient advance notice of NeoRx's intent to file said suit and the reasons therefor, and shall provide Schwarz Pharma with an opportunity to make suggestions and comments regarding such suit. NeoRx shall keep Schwarz Pharma promptly informed, and shall from time to time consult with Schwarz Pharma regarding the status of any such suit and shall provide Schwarz Pharma with copies of all documents filed in and all material written communications relating to such suit.

         In any suit pursuant to this Section 8.5(a)(i), NeoRx shall have the sole and exclusive right to select counsel and, except as provided below, shall pay all expenses of the suit including without limitation attorneys' fees and court costs. Any damages, royalties, settlement fees or other consideration received by NeoRx as a result of such suit shall be used to pay expenses related to the suit and the remainder, if any, shall be paid [ * ].

         If necessary, Schwarz Pharma shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At NeoRx's request, Schwarz Pharma shall offer reasonable assistance to NeoRx in connection therewith at no charge to NeoRx, except for reimbursement of reasonable out-of-pocket expenses.

         Schwarz Pharma shall have the right to participate and be represented in any such suit by its own counsel at its own expense. NeoRx shall not

[ * ] Confidential Treatment Requested.

         settle any suit or resolve any dispute involving rights of Schwarz Pharma under this Agreement without obtaining the prior written consent of Schwarz Pharma, which consent shall not be unreasonably withheld.

                  (ii) If NeoRx elects not to initiate an infringement or other appropriate suit pursuant to Section 8.5(a)(i), NeoRx shall promptly advise Schwarz Pharma of its intent not to initiate such suit, and Schwarz Pharma shall have the right to initiate an infringement or other appropriate suit against anyone who at any time has infringed, or is suspected of infringing, any of the NeoRx Patents, or of using without proper authorization all or any portion of the NeoRx Know-How or Confidential Information, in connection with Coronary Products in the Territory.

         In any suit pursuant to this Section 8.5(a)(ii), Schwarz Pharma shall have the sole and exclusive right to select counsel and, except as provided below, shall pay all expenses of the suit including without limitation attorneys' fees and court costs. Any damages, royalties, settlement fees or other consideration received by Schwarz Pharma as a result of such suit shall be used to pay expenses related to the suit and the remainder, if any, shall be paid [ * ].

         If necessary, NeoRx shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At Schwarz Pharma's request, NeoRx shall offer reasonable assistance to Schwarz Pharma in connection therewith at no charge to Schwarz Pharma, except for reimbursement of reasonable out-of-pocket expenses.

         NeoRx shall have the right to participate and be represented in any such suit by its own counsel at its own expense. Schwarz Pharma shall not settle any such suit or resolve any dispute involving rights of NeoRx Patents or NeoRx Know-How without obtaining the prior written consent of NeoRx, which consent shall not be unreasonably withheld as it relates to Coronary Products in the Territory.

         (b)      JOINT PATENTS.

                   (i) Except as provided in Section 8.5(b)(ii), NeoRx retains the right to initiate an infringement or other appropriate suit anywhere in the world against any Third Party who at any time has infringed or is suspected of infringing any of the Joint Patents. NeoRx shall give Schwarz Pharma sufficient advance notice of NeoRx's intent to file said suit and the reasons therefor, and shall provide Schwarz Pharma with an opportunity to make suggestions and comments regarding such suit. NeoRx shall keep Schwarz Pharma promptly informed, and shall from time to time consult with Schwarz Pharma regarding the status of any such suit and shall provide Schwarz Pharma with copies of all documents filed in and all material written communications relating to such suit.

[ * ] Confidential Treatment Requested.

         In any suit pursuant to this Section 8.5(b)(i), NeoRx shall have the sole and exclusive right to select counsel and, except as provided below, shall pay all expenses of the suit including without limitation attorneys' fees and court costs. Any damages, royalties, settlement fees or other consideration received by NeoRx as a result of such suit shall be used to pay expenses related to the suit, with any residual amount shared by NeoRx and Schwarz Pharma [ * ] or as otherwise agreed.

         If necessary, Schwarz Pharma shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit. At NeoRx's request, Schwarz Pharma shall offer reasonable assistance to NeoRx in connection therewith at no charge to NeoRx, except for reimbursement of reasonable out-of-pocket expenses, including salaries of Schwarz Pharma's personnel, incurred in rendering such assistance.

         Schwarz Pharma shall have the right to participate and be represented in any such suit by its own counsel at its own expense. NeoRx shall not settle any such suit or resolve any dispute involving rights of Schwarz Pharma without obtaining the prior written consent of Schwarz Pharma, which consent shall not be unreasonably withheld.

                  (ii) If NeoRx elects not to initiate an infringement or other appropriate suit pursuant to Section 8.5(b)(i), NeoRx shall promptly advise Schwarz Pharma of its intent not to initiate such suit, and Schwarz Pharma shall have the right to initiate an infringement or other appropriate suit against any Third Party who at any time has infringed, or is suspected of infringing, any of the Joint Patents.

         In exercising its rights pursuant to this Section 8.5(b)(ii), Schwarz Pharma shall have the sole and exclusive right to select counsel and, except as provided below, shall pay all expenses of the suit including without limitation attorneys' fees and court costs. Any damages, royalties, settlement fees or other consideration received as a result of such suit shall be used to pay expenses related to the suit, with any residual amount shared by Schwarz Pharma and NeoRx [ * ] or as otherwise agreed.

         If necessary, NeoRx shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as a result of being a named party to the suit, whereby the reasonable costs incurred by NeoRx shall be reimbursed by Schwarz Pharma only to the extent that NeoRx is named as a party to the suit. At Schwarz Pharma's request, NeoRx shall offer reasonable assistance to Schwarz Pharma in connection therewith at no charge to Schwarz Pharma, except for reimbursement of reasonable out-of-pocket expenses, including salaries of NeoRx personnel, incurred in rendering such assistance.


[ * ] Confidential Treatment Requested.

         NeoRx shall have the right to participate and be represented in any such suit by its own counsel at its own expense. Schwarz Pharma shall not settle any such suit or resolve any dispute involving rights of NeoRx without obtaining the prior written consent of NeoRx, which consent shall not be unreasonably withheld.

         8.6      Claimed Infringement

         NeoRx shall indemnify, defend and hold harmless Schwarz Pharma, their Affiliates or Sublicensees (the "Indemnified Schwarz Pharma Parties") from and against any and all damages, costs and expenses, including reasonable attorneys' fees, incurred or awarded in any and all actions, suits or proceedings brought against any of the Indemnified Schwarz Pharma Parties by any Third Party alleging infringement and/or violation of such Third Party's intellectual property rights through the sale or use in the Field and Territory of any Drug Product purchased from NeoRx under this Agreement, except to the extent that such claim is the result of the negligence or willful misconduct of any one of the Indemnified Schwarz Pharma Parties or a design or configuration requested by a Schwarz Pharma Party or is related to the use of any Schwarz Pharma Patents or Schwarz Pharma Know-How.

         Schwarz Pharma shall, promptly after receipt of notification of a Third-Party claim or notice of commencement of any action, suit or proceeding of the type described in this Section 8.6, notify NeoRx of any such claim or the commencement of any said action, suit or proceeding, providing a copy of all papers delivered or served, and NeoRx shall have the right to assume the direction and control of the defense of the claim. Schwarz Pharma shall have the right to participate and be represented in any such suit or proceeding by its own counsel at its own expense.

         8.7      Third Party Patents in Territory

         If a patent of a Third Party (except a patent relating to a catheter or its use, provided such use is not specifically claimed to be for the delivery of the Drug Substance) shall exist during the time of this Agreement in any country of the Territory, and if it should prove impractical or impossible for Schwarz Pharma or NeoRx to develop, manufacture, sell, have manufactured or have sold a Coronary Product in such country without first obtaining a royalty-bearing license from such Third Party under such patent, then Schwarz Pharma shall decide whether to negotiate a license with the Third Party and [ * ] of the royalties payable to the Third Party under any such license shall be deducted from up to [ * ] of the amounts payable pursuant to Section 6.5(d) with respect to such Coronary Product and country.


[ * ] Confidential Treatment Requested.

         In the event Schwarz Pharma is manufacturing a Drug Product pursuant to
Section 6.11 in accordance with methods developed by NeoRx for manufacturing and Schwarz Pharma is sued for infringement or violation of a Third Party's intellectual property rights as a result of such methods (i.e., for which there is no indemnification pursuant to Section 8.6), Schwarz Pharma shall be entitled to deduct [ * ] of any final judgment related to such infringement or violation in such suit from up to [ * ] of the amounts otherwise payable under Section 6.5(d) during any quarter thereafter until the entire [ * ] of the final judgment has been deducted.

         In no event shall the amounts due under Section 6.5(d) be reduced by more than [ * ] at any time as a result of both paragraphs of this Section 8.7.

         8.8      Schwarz Pharma Payments During Infringement Claim

         If Schwarz Pharma or its Affiliates and/or its Sublicensees are subject to a suit alleging infringement or other violation of the intellectual property rights of a Third Party in the using or selling (or having sold) of a Drug Product as to which there is indemnification under Section 8.6, Schwarz Pharma is entitled to, at the time of any such suit, place in an interest-bearing escrow account [ * ] of any amounts due NeoRx pursuant to Section 6.5(d) with respect to the sales of such Coronary Products which contain the Drug Product that are the subject of the suit, pending the resolution of any such Third Party suit. If such suit results in a judgment ordering or settlement granting an award of damages, costs and/or expenses to such Third Party by Schwarz Pharma, such award will be paid from the escrowed payments. Any award in excess of the escrowed payment is still subject to the NeoRx obligation of indemnification under Section 8.6. If such suit is resolved without a judgment against or settlement by Schwarz Pharma, the escrowed payments related thereto, together with earned interest thereon, shall be released to NeoRx.

         8.9      Loss of Patent Rights

         If a Coronary Product is not or ceases at any time to be covered by a valid claim of any of the NeoRx Patents or Joint Patents in a Major Country in the Territory and if Third Parties are selling in that country Directly Competitive Products, then the Parties shall meet and in good faith negotiate modified terms for the amounts payable pursuant to Section 6.5(d).

9.       INDEMNIFICATION

         9.1      Drug Product

         Subject to compliance with Section 9.2, NeoRx agrees to indemnify and defend Schwarz Pharma, its Affiliates and/or its Sublicensees, and their

[ * ] Confidential Treatment Requested.

respective agents and employees, from and against any and all losses, liabilities, damages, costs, fees and expenses, including reasonable legal costs and attorneys' fees ("Losses") resulting from a Third Party claim, suit or action based upon:

         (a) a strict liability claim related to the Drug Product manufactured by or on behalf of NeoRx, its Affiliates, agents or Sublicensees (other than Schwarz Pharma, its Affiliates or its Sublicensees) or

         (b) a death or injury to any person or damage to any property to the extent caused by a defect in the Drug Product manufactured by or on behalf of NeoRx, its Affiliates, agents or Sublicensees (other than Schwarz Pharma, its Affiliates or its Sublicensees), but excluding any Losses resulting from the gross negligence or intentionally wrongful act or omission of Schwarz Pharma, its Affiliates or its Sublicensees or any of their employees or agents.

         9.2      Indemnity Procedure

         In the event Schwarz Pharma is seeking indemnification under Section 9.1, it shall inform NeoRx of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit NeoRx to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at NeoRx's expense, shall cooperate as reasonably requested in the defense of the claim. Schwarz Pharma shall have the right to retain its own counsel, with the fees and expenses to be paid by NeoRx, if representation of Schwarz Pharma by the counsel retained by NeoRx would be inappropriate due to actual or potential differing interests between such indemnitee and any other party represented by such counsel in such proceedings. NeoRx may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, that diminishes the rights or interests of Schwarz Pharma without the express written consent of Schwarz Pharma, which shall not be unreasonably withheld.

10.      TRADENAME

         (a) Schwarz Pharma, its Affiliates and/or its Sublicensees will select, in their sole discretion, and use trademarks or tradenames to be owned by Schwarz Pharma, its Affiliates and/or its Sublicensees (one or more as applicable) for each Coronary Product. Schwarz Pharma, its Affiliates and/or its Sublicensees shall not adopt, use, or register any acronym, trademark, tradename, service mark or other marketing name of NeoRx or any confusingly similar work or symbol as part of Schwarz Pharma's own trademark or tradename for the Coronary Product or the name of any of its Affiliates or Sublicensees for the Coronary Products it markets. However, Schwarz Pharma may accurately identify the manufacturer of the Coronary Products as required by law. NeoRx shall promptly report to Schwarz Pharma any infringement of any trademark or tradename adopted pursuant to this Section 10(a) of which it learns.

         (b) Promptly upon execution of this Agreement NeoRx shall assign all of its rights, title and interest in and to the trademark "Biostent" to Schwarz Pharma in the Territory. Schwarz Pharma shall assign the trademark "Biostent" back to NeoRx promptly upon early termination of this Agreement for any reason. Schwarz Pharma shall be entitled to retain the trademark "Biostent" irrevocably upon expiration, but not termination, of this Agreement.

11.      CONFIDENTIALITY

         11.1     Confidentiality

         Except as otherwise provided in this Article 11, during the term of this Agreement and for a period of [ * ] thereafter, each Party shall maintain in confidence and shall use only for purposes of this Agreement all Confidential Information disclosed by the other Party under this Agreement. Notwithstanding the foregoing, a Party may disclose the other Party's Confidential Information to those of its Affiliates, Sublicensees, directors, officers, employees, agents, consultants and clinical investigators that have a need to know such Information in order to achieve the purposes of this Agreement, provided that such Party will obtain prior agreement from its Affiliates, Sublicensees, directors, officers, employees, agents, consultants or clinical investigators to whom disclosure is to be made to hold in confidence and not make use of such Confidential Information for any purpose other than that permitted by this Agreement. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

         11.2     Authorized Disclosure

         Each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable laws, governmental regulations or court orders, provided that such Party will give reasonable advance notice to the other Party of such disclosure requirement and shall give the other Party sufficient opportunity to object to such disclosure or to secure confidential treatment of such Confidential Information required to be disclosed. Either Party may disclose (subject to the confidentiality restrictions contained herein) Confidential Information to Third Parties to the extent necessary to perform its obligations or exercise its rights under this Agreement, provided such Third Parties execute confidentiality agreements containing terms no less strict than those contained herein.

         11.3     Press Release

         Upon signing the Agreement, the Parties will consult with each other prior to the issuance of any press releases that discuss aspects of this Agreement and no press release or other public disclosure of this Agreement shall be made without the mutual written consent of the Parties, except as may be otherwise required by law. The principles to be observed by the Parties in

[ * ] Confidential Treatment Requested.

public disclosures with respect to this Agreement shall be accuracy, the requirements of confidentiality under this Article 11, and the normal business practice in the biotechnology and pharmaceutical industries for disclosure by companies comparable to NeoRx and Schwarz Pharma in their respective territories and places of business.

         11.4     Publications

         Except as required by law, regulation, or court order, NeoRx and Schwarz Pharma agree that neither Party shall publish any confidential or proprietary Information relating to any Coronary Product or their use or present the results of any studies or investigations carried out under this Agreement without obtaining the nondisclosing Party's prior written approval for such publication or presentation. At least thirty (30) days prior to any such publication or presentation, the disclosing Party shall provide the nondisclosing Party a copy of the proposed abstract, manuscript or presentation (including information to be presented verbally) for its review. The nondisclosing Party shall respond in writing within such time period with either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. The disclosing Party agrees to provide the nondisclosing Party any additional Information relating to the proposed disclosure, including full-length English translations, as reasonably requested by the nondisclosing Party in order to conduct the foregoing review, if the nondisclosing Party has concerns about disclosure of Confidential Information. In the event of concern, the disclosing Party agrees not to submit such abstract or manuscript for publication or to make such presentation until the nondisclosing Party has had a reasonable period of time (not to exceed thirty
(30) additional days) to seek patent protection for any material in such publication or presentation or otherwise seek protection for any Confidential Information that the nondisclosing Party reasonably believes has commercial value based upon the secrecy of such information.

         11.5     Agreement Confidential

         The parties agree that the contents of this Agreement shall constitute Confidential Information, and as such, will not be disclosed by either Party without the written consent of the other, except as permitted elsewhere in this Agreement, or required by applicable law.

12.      REPRESENTATIONS AND WARRANTIES

         12.1     Representations, Warranties, and Covenants of NeoRx

         NeoRx represents, warrants and covenants as of the date of this Agreement that:

         (a) Corporate Power. NeoRx is duly organized and validly existing and in good standing under the laws of Washington and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         (b) Due Authorization. NeoRx is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon NeoRx and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by NeoRx do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. NeoRx hereby covenants that it will not enter any agreement or understanding, oral or written, or execute any instrument, which conflicts with NeoRx's obligations to Schwarz Pharma under this Agreement.

         (d) Third Party Consents. To the best of NeoRx's knowledge, NeoRx has obtained all necessary consents, approvals, assignments and authorizations of all governmental authorities and other entities and persons required to be obtained, as of the Effective Date, in connection with this Agreement.

         (e) NeoRx Patents and Know-How. To the best of NeoRx's knowledge, all NeoRx Patents and material Product Information in NeoRx's possession, as of the Effective Date, that would be reasonably necessary to enable Schwarz Pharma to develop, use, export, seek regulatory approval to sell, and sell Coronary Products as contemplated under this Agreement are licensed to Schwarz Pharma under the Exclusive Schwarz Pharma License. To the best of NeoRx's knowledge, the exercise by Schwarz Pharma of its rights to the Exclusive Schwarz Pharma License will not violate the rights of any Third Party except as previously disclosed by NeoRx to Schwarz Pharma.

         (f) Third Party Rights and Licenses. NeoRx shall use commercially reasonable efforts to maintain in force all license agreements granting NeoRx rights under the NeoRx Patents or NeoRx Know-How and shall timely obtain any consents of Third Parties necessary to grant the Exclusive Schwarz Pharma License hereunder. NeoRx shall not terminate, assign or materially reduce in scope any license agreements granting NeoRx rights that are sublicensed to Schwarz Pharma hereunder in a manner that materially adversely affects Schwarz Pharma unless NeoRx first obtains the written consent of Schwarz Pharma. To the extent permitted by any license agreement between NeoRx and a Third Party granting NeoRx rights under any NeoRx Patent or NeoRx Know-How, Schwarz Pharma shall be entitled to assume NeoRx's role as licensee under such license agreement, but solely to the extent of the Exclusive Schwarz Pharma License granted hereunder, if any such license agreement between NeoRx and such Third Party terminates due to uncured breach by or bankruptcy of NeoRx.

         (g) No Violation. Neither NeoRx nor any of its Affiliates is a party to, subject to, or bound by an agreement or judgment, award, order or writ, injunction or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement, and there is (i) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or threatened and
(ii) no investigation pending or threatened against or relating to NeoRx which, in each case, could prevent NeoRx from carrying out its obligations under this Agreement.

         (h) Validity of NeoRx Patents. NeoRx has no present knowledge from which it reasonably can be inferred that NeoRx Patents are invalid or that their exercise in connection with Coronary Products would violate the intellectual property rights of Third Parties, except as previously disclosed in writing to Schwarz Pharma.

         (i) Sale of Business. If NeoRx enters into discussions with, or receives an offer from, any Third Party with regard to the acquisition of NeoRx, NeoRx agrees to consider in good faith whether its fiduciary obligations to its shareholders require it to notify Schwarz Pharma (as a potential acquirer of NeoRx) and, if so, will consider any offer by Schwarz Pharma to acquire NeoRx.

         (j) Cordis Agreement. The Cordis Agreement, a complete copy of which has been supplied by NeoRx to Schwarz Pharma, has not been modified or amended and is in full force and effect.

         12.2     Representations, Warranties and Covenants of Schwarz Pharma

         Schwarz Pharma represents, warrants and covenants as of the date of this Agreement that:

         (a) Corporate Power. Schwarz Pharma is duly organized and validly existing under the laws of Germany and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         (b) Due Authorization. Schwarz Pharma is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         (c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Schwarz Pharma and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Schwarz Pharma do not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it. Schwarz Pharma hereby covenants that it will not enter any agreement, or understanding, oral or written, or execute any instrument, which conflicts with Schwarz Pharma's obligations to NeoRx under this Agreement.

         (d) No Violation. Neither Schwarz Pharma nor any of its Affiliates is a party to, subject to, or bound by any agreement or judgment, award, order or writ, injunction or decree of any court, governmental body or arbitrator which would conflict with or be breached by the execution, delivery or performance of this Agreement, and there is (i) no action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or threatened and
(ii) no investigation pending or threatened against or relating to Schwarz Pharma which, in each case, could prevent Schwarz Pharma from carrying out its obligations under this Agreement.

13.      TERM OF AGREEMENT AND TERMINATION

         13.1     Term

         (a) Unless terminated in accordance with this Article 13 or Section 3.11, this Agreement shall expire upon the later of (i) [ * ] after commencement of marketing the Coronary Product in a Major Country and (ii) expiration of the last to expire of the NeoRx Patents issued in a Major Country.

         (b) At least [ * ] prior to the expiration of the term if NeoRx is manufacturing Drug Substance for Drug Product, the Parties will meet and negotiate in good faith the price at which NeoRx would be willing to supply Schwarz Pharma with Drug Substance after expiration of the term. NeoRx shall have the right, but not the obligation, to supply Schwarz Pharma Drug Substance after the expiration of the term at a price not greater than [ * ] of the world market price for pharmaceutical grade Drug Substance. If NeoRx does not elect to supply Schwarz Pharma at such price or the Parties are not otherwise able to agree upon a supply arrangement for Drug Substance after the expiration of the term, Schwarz Pharma shall return to NeoRx all Manufacturing Information and all Drug Substance held in Drug Storage.

         (c) If, at expiration of the term, Schwarz Pharma is manufacturing Drug Products due to a Failure of Supply and NeoRx is attempting to regain manufacturing rights in accordance with Section 6.11(f) (i.e., it is the first time Schwarz Pharma has assumed manufacturing after a Failure of Supply), NeoRx shall have the right, but not the obligation after [ * ], to supply Drug Substance to Schwarz Pharma at a price not greater than [ * ] of the world price for pharmaceutical grade Drug Substance. If NeoRx does not agree to supply Schwarz Pharma on such terms or if NeoRx cannot regain manufacturing rights, Schwarz Pharma shall receive at expiration of the term a royalty-free, nonexclusive right to use the Manufacturing Information in the Territory. In such event, Schwarz Pharma shall pay NeoRx for Drug Substance in Drug Storage at the expiration of the term, if it has not already done so, in the amount calculated pursuant to Section 6.11(d)(ii).

         (d) If, at expiration of the term, Schwarz Pharma is manufacturing or has elected to manufacture Drug Products due to a Material Supply Breach, Schwarz Pharma shall receive a royalty-free, nonexclusive right to use the Manufacturing Information in the Territory. [ * ], Schwarz Pharma shall [ * ] any Drug Substance remaining in Drug Storage at the expiration of the term.

         (e) If requested by Schwarz Pharma in writing at least [ * ] prior to expiration of the term, NeoRx will agree to supply catheters to Schwarz Pharma after the expiration of the term for a period of up to [ * ] or the expiration of its then current agreement with its catheter manufacturer (the "Catheter Agreement"), whichever occurs first, at the same price and upon the same terms as provided in the Catheter Agreement.

[ * ] Confidential Treatment Requested.

         13.2     Termination

         (a) Each Party shall have the right to terminate this Agreement after written notice to the other that the other is in material breach of this Agreement, unless the other Party cures the breach before the expiration of sixty (60) days after such written notice.

         (b) Notwithstanding the foregoing, NeoRx may terminate this Agreement in the event Schwarz Pharma breaches a payment obligation hereunder and thereafter fails to make full payment of amounts due NeoRx within thirty (30) days after written notice from NeoRx to Schwarz Pharma, unless, with respect to such payment, Schwarz Pharma is pursuing in good faith a claim in arbitration pursuant to Section 14.14 or in any other manner authorized by law which is not contrary to any enforceable terms of this Agreement that NeoRx has not performed the tasks necessary to earn such payment.

         (c) Notwithstanding the foregoing, Schwarz Pharma may terminate this Agreement upon thirty (30) days' written notice to NeoRx:

                   (i)  if,  at  Schwarz  Pharma's   discretion  (not  exercised
         arbitrarily or capriciously), the results of the pharmacological, toxicological and toxicokinetic studies do not support any further clinical use of the Coronary Products in humans in the Field (regardless of whether the FDA or the appropriate governing health authority in another country in the Territory has approved an IND application) or the Final Report shows that there have been (A) occurrences of clinically significant adverse events requiring an IND Safety Report as defined in CFR 312.32 that are determined by the
         Project   Physician  using  the  study  safety  review  process  to  be
         "probably" or "possibly" related to the test Drug Substance or (B) other adverse events which have been assessed as not serious or not related to the study drug but which occurred with abnormal frequency during the study compared to the control group;

                  (ii) upon reaching any of the  milestones set forth in Section
         7.1 (other than Section 7.1(a)) or the Triggering Date (or its anniversary) for which an Installment Payment is due, provided written notice of termination is given within 20 days after such milestone or Triggering Date (or its anniversary), in which event termination of this Agreement shall release Schwarz Pharma from its obligation to make the payment associated with such milestone or Triggering Date (or its anniversary);

                 (iii) upon the acquisition of NeoRx by any Third Party (whether through merger, sale of stock, sale of all or substantially all of NeoRx's assets or otherwise); or

                  (iv) if all Coronary Products are withdrawn from the market for serious adverse health or safety reasons in any country in the Territory.

         (d) This Agreement shall terminate effective immediately upon the happening of any of the following events to a Party (the "Involved Party"), unless the non-Involved Party notifies the Involved Party of its intention to keep this Agreement in force, within thirty (30) days of finding out that the Involved Party has filed in any court or agency pursuant to any statute or regulation of the United States or Germany or any individual state or other country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Involved
Party or its assets, or if the Involved Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the Involved Party shall propose to be a party to any dissolution or liquidation, or if the Involved Party shall make a general assignment for the benefit of creditors. Neither this Agreement nor any license or right granted hereunder may be terminated or rejected, based on any act recited in this
Section 13.2(d) by, on behalf of or for the benefit of the Involved Party.

         (e) Upon termination pursuant to this Section 13.2, the Back-Up Manufacturing License shall terminate and Schwarz Pharma shall cease any manufacturing pursuant to 6.11 and shall promptly return to NeoRx all Manufacturing Information and Drug Substance in Drug Storage.

         13.3     Return of Materials and Information

         Except for materials and Information to be retained or used after the term of this Agreement as provided herein, each Party shall, upon termination or expiration of this Agreement, destroy and not retain any copies of any Confidential Information provided hereunder by the other Party, except one copy may be retained in the legal department solely for archival purposes.

         13.4     Accrued Rights; Surviving Obligations

         Termination or expiration of this Agreement shall not affect any accrued rights of either party. Additionally, the terms of Sections 3.5 (last two sentences), 6.7, 8.1, 10(b), 13.1(c), 13.1(d), 13.2(e), 14.14 and 14.16 and
Articles 9 and 11 of this Agreement shall survive any termination or expiration of this Agreement.

14.      MISCELLANEOUS

         14.1     Disclaimers; Limitation of Liability

         EXCEPT  AS  SET  FORTH  IN  THIS   AGREEMENT,   NEORX  MAKES  NO  OTHER
REPRESENTATIONS  OR  WARRANTIES,  WITH  RESPECT  TO  THE  NEORX  PATENTS,  NEORX
KNOW-HOW, CORONARY PRODUCTS OR DRUG PRODUCT, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR PATENTABILITY. NeoRx's sole obligation and liability with respect to a defective or nonconforming Drug Product shall be to replace the Drug Product as set forth in Article 6 and, with respect to defective or nonconforming catheters, shall be based upon the warranty and obligations of the catheter manufacturer. With respect to Coronary Products, NeoRx shall not be liable to Schwarz Pharma for any special, indirect, incidental or consequential damages for breach of warranty or any defect or nonconformance, including strict liability or other liability in tort, except as provided in Article 9.

         14.2     Liability Insurance

         Schwarz Pharma will procure and maintain, through self-insurance or otherwise, at its sole expense, liability insurance, including products liability coverage, in such amounts as Schwarz Pharma customarily maintains with respect to its development, use, distribution or sale of comparable products in the Territory. Schwarz Pharma's insurance shall not be cancelable without thirty
(30) days' prior written notice to NeoRx. NeoRx shall, upon Schwarz Pharma's reasonable request, provide sufficient information to Schwarz Pharma to enable Schwarz Pharma to obtain product liability insurance with respect to Coronary Products. NeoRx shall procure and maintain, at its sole expense, liability insurance, including products liability coverage, in such amounts as NeoRx customarily maintains with respect to its development, manufacture, storage, use, distribution or sale of its comparable products. NeoRx shall name Schwarz Pharma as an additional insured on such insurance policies as Schwarz Pharma may reasonably request. NeoRx insurance shall not be cancelable without thirty (30) days' prior written notice to Schwarz Pharma.

         14.3     Entire Agreement; Amendment

         This Agreement sets forth the terms of the collaboration agreement between the Parties hereto and, except as otherwise set forth herein, supersedes and terminates all prior representations, agreements and understandings between the Parties regarding the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

         14.4     Assignment

         Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that (a) either party may make such an assignment without the other party's consent to a successor to all or substantially all of the related business assets of such party relating to this Agreement, whether by way or a merger, sale of stock, sale of assets or other similar transaction; and (b) Schwarz Pharma shall be allowed to subcontract any of its marketing and sales rights and obligations to an Affiliate, Sublicensee or Third Party and such activity shall not be considered an assignment or constitute or provide grounds for finding a breach of this Agreement on the part of Schwarz Pharma.

         14.5     Notices

         Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be effective on receipt, when given by registered airmail or overnight courier and addressed, unless otherwise specified in writing, to the addresses of the Parties described below.

         For NeoRx:                     NeoRx Corporation
                                        410 West Harrison
                         Seattle, Washington 98119-4007
                                        Attn:  President

         For Schwarz Pharma:            Schwarz Pharma AG
                                        Alfred-Nobel-Strasse 10
                                        40789 Monheim
                                        Germany
                                        Attn:  President

         14.6     Severability

         If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either NeoRx or Schwarz Pharma deems any Article or part thereof to be contrary to any anti-trust or competition laws then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties' original intent.

         14.7     Force Majeure

         No Party shall be in breach of this Agreement, or liable to the other Party, for any delay or failure of performance to the extent such delay or failure is caused by Force Majeure, provided that the Party affected promptly notifies the other Party and exerts all reasonable efforts to eliminate, cure or overcome such Force Majeure and to resume performance of its obligations under this Agreement. This Section 14.7 shall not affect the existence of or consequences specified herein (i.e.,Sections 6.11, [ * ]) with respect to a [*].

         14.8     Expenses

         Except as otherwise provided in this Agreement, all expenses incurred by Schwarz Pharma in connection with its obligations under this Agreement will be borne solely by Schwarz Pharma and all expenses incurred by NeoRx in connection with its obligations under this Agreement will be borne solely by NeoRx.

[ * ] Confidential Treatment Requested.

         14.9     Non-Waiver

         The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

         14.10    Disclaimer of Agency

         This Agreement shall not constitute any Party the legal representative or agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

         14.11    Further Actions

         Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         14.12    Counterparts

         This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

         14.13    Governing Law

         This Agreement shall be governed by and construed in accordance with New York law.

         14.14    Dispute Resolution; Arbitration

         Any dispute, controversy or claim arising out of or relating to this Agreement (hereinafter collectively referred to as "Dispute") shall be attempted to be settled amicably by the Parties, in good faith, by submitting each such Dispute to appropriate senior management representatives of each Party in an effort to effect a mutually acceptable resolution thereof. If no mutually acceptable resolution is achieved within the time permitted by one Party in a notice to the other with respect to the Dispute, then the Parties shall submit the Dispute to arbitration as set forth in this Section 14.14.

         Any Dispute which cannot be amicably settled shall be referred to arbitration held in New York, New York in the English language under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, to the exclusion of any other forum, before a panel of three arbitrators appointed in accordance with such rules. Each Party shall bear its own expenses in connection with any such arbitration. The costs and expenses of the arbitration shall be borne by the Parties equally unless the determination by the panel of arbitrators includes an award of costs, in which case expenses shall be borne in accordance with such award. The decision and award of the Court of Arbitration shall be final and conclusive upon the Parties in lieu of all other legal, equitable or judicial proceedings between them, and any such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the Party against whom enforcement is sought. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         14.15    Official Language

         The official text of this Agreement and any appendices, exhibits and schedules hereto shall be made, written and interpreted in English. Any notices, accounts, reports, documents, disclosures of information or statements required by or made under this Agreement, whether during its term or upon expiration or termination thereof, shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement, reference shall be made only to this Agreement as written in English and not to any other translation into any other language.

         14.16    Payment; Interest

         All payments hereunder shall be made in United States Dollars. Any payments under this Agreement which are past due by more than 15 days shall accrue and be payable with interest at the "prime rate" of interest quoted by THE WALL STREET JOURNAL (or if not published, another appropriate publication) for the last business day of each month or the maximum permitted by applicable law, whichever is less.

         14.17    Value of Collaboration and Know-How

         Schwarz Pharma acknowledges that NeoRx's collaboration and work in Development will be of substantial value and that the NeoRx Know-How constitutes valuable and substantial trade secrets and know-how of NeoRx. The parties acknowledge and agree that, for their mutual convenience and after considering other alternatives, including other or larger milestone payments and fixed, scheduled or other forms of prices for Coronary Products under Section 6.5, the payments to NeoRx set forth in this Agreement, including the structure, allocation (e.g., the purchase price for Coronary Products set forth in Section
6.5 and other payments for other rights hereunder) and timing of payments, are an appropriate and mutually convenient way of compensating NeoRx.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

SCHWARZ PHARMA AG                           SCHWARZ PHARMA AG

BY  _________________________               BY ________________________________

Its _________________________               Its _______________________________


                                             NEORX CORPORATION


                                             BY _______________________________

                                             Its ______________________________

                                    EXHIBIT A

                                  NEORX PATENTS




[  *  ]



[ * ] Confidential Treatment Requested.

                                    EXHIBIT B


                                DEVELOPMENT PLAN



         The attached outline of a Development Plan prepared by Schwarz Pharma presumes the following:

         [  *  ]

         (c) If such efficacy rate can be realized, the straightforward clinical program attached seems to be realistic.

         (d) Depending on discussions with regulatory authorities and experts and depending on clinical study results and increasing knowledge, the contents and time lines of the preliminary clinical program may change.




[ * ] Confidential Treatment Requested.

                                   EXHIBIT B

         BIOSTENT

         TIME SCHEDULE CLINICAL DEVELOPMENT PROGRAM PROPOSED (DRAFT 4)

         [  *  ]



[ * ] Confidential Treatment Requested.

                                    EXHIBIT C



                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of __________ __, 1997, is entered into by and between NEORX CORPORATION, a Washington corporation (the "Company"), and SCHWARZ PHARMA AG, a corporation organized and existing under the laws of the Federal Republic of Germany (the "Investor").

                                     RECITAL

         The Investor desires to purchase from the Company, and the Company desires to sell to the Investor, shares of the Company's common stock, upon the terms and conditions set forth herein and in connection with the execution of a separate Development and Distribution Agreement, dated as of even date herewith.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

         1.       Purchase and Sale

         The Investor hereby agrees to purchase shares of the Company's common stock (the "Shares") from the Company for an aggregate purchase price as specified by the Investor (the "Purchase Price"), but not to exceed [ * ]. The Company hereby agrees to issue, sell and deliver to the Investor in exchange for the Purchase Price that number of Shares determined to the nearest whole number by dividing (a) the Purchase Price by (b) the product of 1.5 multiplied by the average of the last reported sales price of the Company's common stock on the Nasdaq National Market as reported by Nasdaq on each of the 20 trading days immediately preceding the date of this Agreement.

         The closing of this purchase and sale of the Shares shall take place at the offices of Perkins Coie, Seattle, Washington, on the date hereof and at such time as may be mutually agreed upon between the Company and the Investor (the "Closing"). At the Closing, the Investor shall pay the Purchase Price to the Company by bank wire transfer to the account designated by the Company. After receipt of the Purchase Price, the Company shall (a) deliver to the Investor, or instruct its transfer agent to deliver to the Investor, a certificate representing the Shares, (b) deliver a legal opinion to the Investor, dated as of the date of this Agreement, and (c) cause its special counsel, Perkins Coie, to deliver an opinion to the Investor, dated as of the date of this Agreement.


[ * ] Confidential Treatment Requested.

         2.  Representations and Warranties of the Investor Regarding the Shares

         The Investor hereby represents and warrants to the Company as of the date of this Agreement as follows:

                      2.1              High Degree of Risk

         The Investor recognizes that the Company has not yet developed a marketable product and that there can be no assurance that the Company will be able to develop a marketable product or that any such product developed will be accepted in the marketplace. There can be no assurance that the Company will be able to obtain its projected goals, and the Company will need significant additional capital to be successful, which capital may not be readily available when and as needed.

                      2.2              Professional Advice

         The Investor has obtained, to the extent it deems necessary, its own professional advice with respect to the risks inherent in the investment in the Shares, the condition of the Company and the suitability of the investment in the Shares in light of the Investor's financial condition and investment needs.

                      2.3              Sophistication

         The Investor, either alone or with the assistance of its professional advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares.

                      2.4              Suitability

         The Investor has adequate net worth and means for providing for its current financial needs and contingencies and has no need for liquidity of investment with respect to the Shares. The Investor's overall commitment to investments that are illiquid or not readily marketable is not disproportionate to its net worth, and investment in the Shares will not cause such overall commitment to become excessive.

                      2.5              Access to Information

         The Investor has been given access to all information requested by it regarding the Company, including, in particular, the current financial condition of the Company and the risks associated therewith, and has utilized such access to its satisfaction for the purpose of obtaining information about the Company and the Investor has either attended or been given a reasonable opportunity to attend a meeting with representatives of the Company for the purpose of asking questions of, and receiving answers from, such representatives concerning the terms and conditions of the offering of the Shares and to obtain any additional information, to the extent reasonably available, necessary to verify the accuracy of information provided about the Company.

                      2.6              Purchase Entirely for Own Account

         The Shares will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. The Investor has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the "Act"), including, without limitation, Regulation S of the Act ("Regulation S"), or any applicable state or foreign securities or Blue Sky laws, and has no agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

                      2.7              Due Diligence

         The Investor has been solely responsible for its own due diligence investigation of the Company and the Company's business, and its own analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else's analysis or investigation of the Company, its business or the merits and risks of the Shares other than professionals employed specifically by the Investor to assist the Investor. In taking any action or performing any role relative to the arranging of the investment being made pursuant to this Agreement, the Investor has acted solely in its own interest and not in the interest of any other person, and no other person has acted as an agent or fiduciary for the Investor.

                      2.8   Restricted Securities; Compliance with Regulation S

         The Investor understands that (a) the Shares have not been registered under the Act, (b) the Shares will be issued in reliance on Regulation S and, therefore, cannot be sold or transferred except in compliance with Regulation S unless they are subsequently registered under the Act or another exemption from such registration is available, and (c) the Shares are subject to resale restrictions as set forth in Section 2.9 of this Agreement and the Investor may not be able to liquidate its investment in the event of an emergency or pledge the Shares as collateral security for loans. In this connection, the Investor represents that it is familiar with Regulation S as currently in effect, and understands the resale limitations imposed thereby and by Section 2.9 of this Agreement. The Investor acknowledges and understands that the Company's reliance upon such exemptions under Regulation S is predicated in part on the Investor's representations contained herein. The Investor is not a U.S. person (as that term is used in Regulation S), is not located in the U.S. and is acquiring the Shares in an offshore transaction, and such Investor is not acquiring the Shares for the account or benefit of any U.S. person. The Investor has not, in connection with the purchase of Shares hereunder, offered, sold (including by any short sale), or entered into any transaction (including the purchase of any put or sale of any call) involving the sale or potential sale of the common stock of the Company in the United States or to or for the account or benefit of any U.S. person.

                      2.9              Restrictions on Disposition

         (a) For the period of one year from the date of the Closing, the Investor may not sell, assign or otherwise transfer any interest, direct or indirect, in all or any part of the Shares or enter into any transaction, including the purchase of any put or sale of any call or any short sale, involving the sale or potential sale of the Company's common stock.

         (b) Without in any way limiting the covenants set forth above, the Investor further agrees not to make any disposition of all or any portion of the Shares unless and until:

                   (i) if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel (which opinion may be delivered by the Investor's in-house counsel), reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act; and

                  (ii) the Company shall have been satisfied that such proposed disposition complies in all respects with Regulation S or any successor rule providing a safe harbor for such disposition without registration.

         (c) In addition to the foregoing provisions of this Section 2.9, in order to preserve an orderly market for the Company's common stock, (A) at least five business days prior to any such proposed disposition, the Investor shall provide to the Company notice of such disposition; (B) the Investor shall provide the Company or its agent an opportunity to arrange the sale to one or more parties of the Shares proposed to be transferred and shall cooperate fully with the Company or such agent in such process (including discussions of the terms of such sale with no more than two brokers designated by the Company and to sell such Shares to one or both of such brokers if an agreement is reached); and (C) if, after three business days from the date the notice referred to in subparagraph (c)(i)(A) is received by the Company, an agreement regarding such a sale has not been reached, the Investor may dispose of such Shares in any manner it so chooses so long as such disposition is not in violation of this Agreement, and the Company agrees to immediately cause its transfer agent to issue a clean certificate evidencing the Shares, without any restrictive legend thereon, if applicable securities laws do not require a legend, restriction or holding period.

                      2.10             Domicile; Principal Place of Business

         The Investor represents that it is domiciled in, and has its principal place of business in, the jurisdiction set forth in the first paragraph of this Agreement.

                      2.11             Legends

         It is understood that the certificate evidencing the Shares will bear a legend as follows:

                  "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE "ACT") OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION GOVERNED BY REGULATION S PROMULGATED UNDER THE ACT AND MAY NOT BE TRANSFERRED EXCEPT IN ACCORDANCE WITH SAID REGULATION S, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.

         THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESALE RESTRICTIONS AS SET FORTH IN A STOCK PURCHASE AGREEMENT DATED AS OF ______________, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY."

                      2.12             Acknowledgment

         The Investor, by executing below, acknowledges that it understands that the Company is relying upon the accuracy and completeness of its representations and warranties set forth in this Agreement in deciding whether to sell shares of the Company's common stock to the Investor and in complying with the Company's obligations under applicable securities laws.

         3.       Representations and Warranties of the Investor

         The Investor hereby represents and warrants to the Company as of the date of this Agreement as follows:

                      3.1              Organization and Existence

         The Investor is a corporation duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany and has all requisite power and authority to enter into and perform this Agreement. The Investor has furnished to the Company complete and accurate information with respect to the beneficial owners of the Investor. The Investor agrees to update this information promptly if the beneficial owners of the Investor change at any time.

                      3.2              Authorization

         The execution, delivery and performance by the Investor of this Agreement have been duly authorized by all necessary action on the part of the Investor. This Agreement constitutes a valid and binding agreement of the Investor, enforceable in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

                      3.3              Governmental Authorization

         No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Investor is required in connection with the valid execution and delivery of this Agreement or the purchase of the Shares.

                      3.4              Noncontravention

         The execution, delivery and performance by the Investor of this Agreement do not and will not (a) contravene or conflict with the organizational documents of the Investor; (b) assuming compliance with the matters referred to in Section 3.3 hereof, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Investor; or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Investor under any provision of any material agreement, contract or other instrument binding upon the Investor.

                      3.5              Finders' Fees

         There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Investor and who might be entitled to any fee or commission from the Investor in connection with the transactions contemplated by this Agreement.

                      3.6              Financing

         The Investor has sufficient funds available to purchase the Shares.

         4.       Representations and Warranties of the Company

         The Company hereby represents and warrants to the Investor as of the date of this Agreement as follows:

                      4.1              Corporate Organization

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite power and authority to enter into and perform this Agreement.

                      4.2              Corporate Authorization

         The execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

                      4.3              Governmental Authorization

         No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Shares, except qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer and sale of the Shares under all applicable federal and state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.

                      4.4              Noncontravention

         The execution, delivery and performance by the Company of this Agreement do not and will not (a) contravene or conflict with the Articles of Incorporation or Bylaws of the Company; (b) assuming compliance with the matters referred to in Section 4.3 hereof, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company; (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of the Company under any provision of any material agreement, contract or other instrument binding upon the Company; or
(d) result in the creation or imposition of any lien on any asset of the Company.

                      4.5              Validity of the Shares

         The Shares have been duly authorized and, when issued and delivered to and paid for by the Investor pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and such shares are free of preemptive or similar rights.

                      4.6              Capitalization

         There has been no material change in the authorized capital stock of the Company as disclosed in the Company's Report on Form 10-Q for the quarter ended September 30, 1996.

                      4.7              Nasdaq National Market

         The Company's common stock is quoted on the Nasdaq National Market and the Company is in compliance with the applicable provisions of Schedule D to the By-laws of the National Association of Securities Dealers, Inc.

                      4.8              Finders' Fees

         There is no investment banker, broker, finder or other intermediary who has been retained by or is authorized to act on behalf of the Company and who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

         5.       Public Reports

         The Company has provided to the Investor true and complete copies of all reports, proxy statements and other documents (the "Public Reports") filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1995. The Public Reports include all the reports the Company has been required to file under the Exchange Act since that date. As of their respective dates, none of the Public Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         6.       Miscellaneous

                      6.1              Notices

         Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be effective on receipt, when given by registered airmail or overnight courier and addressed, unless otherwise specified in writing, to the addresses described below.

         For NeoRx:

                          NeoRx Corporation
                          410 West Harrison
                          Seattle, Washington 98119-4007
                          Attn:  President

         with a copy (which shall not constitute notice) to:

                          Perkins Coie
                          1201 Third Avenue, 40th Floor
                          Seattle, Washington 98101-3099
                          Fax: (206) 583-8500
                          Attn: James R. Lisbakken

         For Schwarz Pharma:

                          Schwarz Pharma AG

                          Alfred-Nobel-Str. 10
                          40789 Monheim
                          Germany
                          Attn:  President

                      6.2              Amendments; No Waivers

         (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Investor and the Company or, in the case of a waiver, by the party against whom the waiver is to be effective.

         (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                      6.3              Expenses

         All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                      6.4              Successors and Assigns

         The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

                      6.5              Governing Law

         The Investor agrees that this Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of Washington, and that the rights, powers and duties set forth herein shall be binding upon the Investor and its successors and permitted assigns, and shall inure to the benefit of its successors and permitted assigns.

                      6.6              Counterparts; Effectiveness

         This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

                      6.7              Entire Agreement

         This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                      6.8              Captions

         The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                      6.9              Lock-Up Agreement

         The Investor agrees that, if requested by the Company in conjunction with an underwritten public offering, the Investor will enter into a written agreement that it will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, make any short sale, pledge or grant any interest in, or otherwise dispose of, transfer or make a distribution of any shares of the Company's common stock for a period of 180 days after the date such public offering is declared effective by the SEC.

                      6.10             Survival

         Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein and in the certificates for the Shares delivered pursuant hereto shall survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                       NEORX CORPORATION


                                       By _____________________________________

                                       Its_____________________________________


SCHWARZ PHARMA AG                      SCHWARZ PHARMA AG


By ________________________             By ____________________________________

Its________________________             Its____________________________________





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